UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.      )

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NTELOS Holdings Corp.

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JAMES S. QUARFORTH CHIEF EXECUTIVE OFFICER	401 Spring Lane Suite 300 P. O. Box 1990 Waynesboro, VA 22980 Telephone: 540 946-3500 Telecopier: 540 946-3595

March 26, 2007

Dear Stockholder:

You are cordially invited to attend our 2007 Annual Meeting of Stockholders of NTELOS Holdings Corp., which will be held at 9:00 a.m. (local time) on Friday, May 4, 2007, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York.

The principal business of the 2007 Annual Meeting of Stockholders will be (i) the election of eight directors to serve until the 2008 Annual Meeting of Stockholders, and (ii) the ratification of the appointment by the Audit Committee of the Board of Directors of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2007. We will also review our results for the past fiscal year and report on significant aspects of our operations during the first quarter of 2007.

If you do not attend the 2007 Annual Meeting of Stockholders, we request that you vote by signing your proxy card and mailing it in the enclosed envelope. The prompt return of your proxy card will be appreciated. If you decide to attend the 2007 Annual Meeting of Stockholders, you may revoke your proxy and personally cast your vote.

Thank you, and we look forward to seeing you at the 2007 Annual Meeting of Stockholders or receiving your proxy vote.

Sincerely yours,

/s/ James S. Quarforth
James S. Quarforth
Chairman of the Board

NTELOS HOLDINGS CORP.

401 Spring Lane, Suite 300

Waynesboro, Virginia 22980

(540) 946-3500

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the 2007 Annual Meeting of Stockholders of NTELOS Holdings Corp. (“NTELOS”) will be held at 9:00 a.m. (local time) on Friday, May 4, 2007, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York. The meeting is called for the following purposes:

1.	To elect eight directors to serve until the 2008 Annual Meeting of Stockholders;

2.	To ratify the appointment by NTELOS’ Audit Committee of the Board of Directors of KPMG LLP as NTELOS’ independent registered public accounting firm for the year ending December 31, 2007; and

3.	To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 12, 2007 as the record date for the purpose of determining the stockholders who are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

By order of the Board of Directors,

/s/ Michael B. Moneymaker
Michael B. Moneymaker
Corporate Secretary

Waynesboro, Virginia

March 26, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED AT THE MEETING. IF YOU DECIDE TO ATTEND THE 2007 ANNUAL MEETING OF STOCKHOLDERS, YOU MAY REVOKE YOUR PROXY AND PERSONALLY CAST YOUR VOTE.

NTELOS HOLDINGS CORP.

401 Spring Lane, Suite 300

Waynesboro, Virginia 22980

PROXY STATEMENT

For the Annual Meeting of Stockholders

to be held May 4, 2007

This proxy statement is furnished by and on behalf of the Board of Directors of NTELOS Holdings Corp., or NTELOS, in connection with the solicitation of proxies for use at our 2007 Annual Meeting of Stockholders to be held at 9:00 a.m. (local time) on Friday, May 4, 2007, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York, and at any adjournments or postponements thereof. This proxy statement and the enclosed proxy card will be mailed on or about March 26, 2007 to our stockholders of record on March 12, 2007, the record date.

THE BOARD OF DIRECTORS URGES YOU TO VOTE YOUR SHARES BY RETURNING THE ENCLOSED PROXY CARD. PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT!

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

General

Proxies will be voted as specified by the stockholder or stockholders granting the proxy. Unless contrary instructions are specified, if the enclosed proxy card is executed and returned (and not revoked) prior to the 2007 Annual Meeting of Stockholders, the shares of our common stock, $0.01 par value per share, or Common Stock, represented thereby will be voted FOR the proposals set forth in this proxy statement. The submission of a signed proxy will not affect a stockholder’s right to attend and to vote in person at the 2007 Annual Meeting of Stockholders. A stockholder who executes a proxy may revoke it at any time before it is voted by filing with our Secretary either a written revocation or an executed proxy bearing a later date or by attending and voting in person at the 2007 Annual Meeting of Stockholders. If you hold your shares of Common Stock in a brokerage account or through another nominee, you are the beneficial owner of those shares but not the record holder and you will need to obtain a “legal proxy” from the record holder to attend and vote at the 2007 Annual Meeting of Stockholders.

Only holders of record of Common Stock as of the close of business on the record date will be entitled to vote at the 2007 Annual Meeting of Stockholders. Holders of shares authorized to vote are entitled to cast one vote per share on all matters voted upon at the 2007 Annual Meeting of Stockholders. As of the close of business on the record date, there were 41,978,616 shares of Common Stock issued and outstanding.

Quorum Required

According to our bylaws, the holders of a majority of the shares entitled to be voted must be present or represented by proxy to constitute a quorum. Each outstanding share is entitled to one vote on all matters. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, the stockholders who are present at the 2007 Annual Meeting of Stockholders in person or by proxy and who abstain from voting are considered stockholders who are present and entitled to vote and they count toward a quorum. Abstentions and shares of record held by a broker or its nominee that are voted on any matter are included in determining whether a quorum is present. Broker shares that are not voted on any matter, or broker non-votes, will not be included in determining whether a quorum is present. Broker non-votes will not affect the outcome of the vote on the election of directors or the appointment of KPMG LLP.

Vote Required

Under rules of self-regulatory organizations governing brokers, brokers holding shares of record for customers generally are entitled to vote on routine matters without voting instructions from their customers. The election of directors and the ratification of the appointment of KPMG LLP are considered routine matters.

Under our bylaws, directors are elected by a plurality of the votes of the shares entitled to vote and present in person or represented by proxy at a meeting at which a quorum is present. Only votes actually cast will be counted for the purpose of determining whether a particular nominee received more votes than the persons, if any, nominated for the same seat on the Board of Directors. A stockholder may withhold votes from any or all nominees by notation on the proxy card. Except to the extent that a stockholder withholds votes from any or all nominees, the persons named in the proxy card, in their sole discretion, will vote such proxy for the election of the nominees listed below as directors. Abstentions will have no effect on the outcome of the election of directors.

Pursuant to the terms of the Amended and Restated Shareholders Agreement, dated as of February 13, 2006, among us, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A, LP (together with Quadrangle Capital Partners LP and Quadrangle Select Partners LP, the Quadrangle Entities), Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC (together with Citigroup Venture Capital Equity Partners, L.P. and CVC/SSB Employee Fund, L.P., the CVC Entities) and the management shareholders named therein, or the Shareholders Agreement, the Quadrangle Entities currently have the right to nominate three directors (at least one of whom must be independent under the rules of The Nasdaq Stock Market), the CVC Entities have the right to nominate three directors (at least one of whom must be independent under the rules of The Nasdaq Stock Market) and the Quadrangle Entities and CVC Entities jointly have the right to nominate one additional independent director. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. In accordance with the Shareholders Agreement, the Quadrangle Entities, the CVC Entities and the other management stockholders party thereto each are required to vote for such nominees and take all other necessary action to ensure that these nominees are elected to the Board of Directors. Accordingly, it is expected that these stockholders will vote for approval of the nominees for director identified below. Please see “Certain Relationships and Related Transactions-Shareholders Agreement” for additional information regarding the Shareholders Agreement. The parties to the Shareholders Agreement, including the Quadrangle Entities and the CVC Entities own an aggregate of approximately 58.4% of the shares entitled to vote.

With respect to the other matter to be voted upon at the 2007 Annual Meeting of Stockholders, ratifying the appointment of KPMG LLP requires the affirmative vote of a majority of the shares present or represented and entitled to vote at the 2007 Annual Meeting of Stockholders to be approved. Abstentions will have the same effect as a vote against this proposal.

With respect to any other matters that may come before the 2007 Annual Meeting of Stockholders, if proxies are executed and returned, such proxies will be voted in a manner deemed by the proxy representatives named therein to be in our best interests and the best interests of our stockholders.

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors

Our bylaws provide that the Board of Directors shall, subject to compliance with the Shareholders Agreement, consist of such number of directors as determined from time to time by resolution of the board. The current size of the Board of Directors is fixed at eight, and we currently have eight directors. The Board of Directors held 10 meetings since our initial public offering on February 8, 2006. Since this date, each of the members of the Board of Directors attended at least 85% of the aggregate number of (i) meetings of the Board of Directors and (ii) meetings held by all committees of the Board of Directors on which the director served, except for Steven Rattner who attended 70% of the meetings. Each director is elected to a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal.

Nominees Standing for Election

Messrs. Timothy G. Biltz, Christopher Bloise, Andrew Gesell, Daniel J. Heneghan, Eric B. Hertz, Michael Huber, James S. Quarforth and Steven Rattner are standing for election as directors to the Board of Directors at the 2007 Annual Meeting of Stockholders, each to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Board of Directors has determined that the following nominees are “independent” under applicable Nasdaq and SEC rules as discussed below under “Corporate Governance Matters – Director Independence”: Messrs. Biltz, Heneghan, and Hertz.

Pursuant to the terms of the Shareholders Agreement, the Quadrangle Entities and the CVC Entities each have the right to nominate three directors and they jointly have the right to nominate one more director. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. The Quadrangle Entities nominated Messrs. Hertz, Huber and Rattner for election at the 2007 Annual Meeting of Stockholders. The CVC Entities nominated Messrs. Bloise, Gesell and Heneghan for election at the 2007 Annual Meeting of Stockholders. Together, the Quadrangle Entities and the CVC Entities nominated Mr. Biltz for election at the 2007 Annual Meeting of Stockholders. Mr. Quarforth is our Chief Executive

Officer and has been nominated by the Board of Directors in accordance with the Shareholders Agreement. Please see “Certain Relationships and Related Transactions-Shareholders Agreement” for additional information regarding the Shareholders Agreement.

Set forth below is certain biographical information furnished to us by the directors standing for election at the 2007Annual Meeting of Stockholders:

James S. Quarforth, age 52, has served as Chief Executive Officer, President and Chairman of the Board of Directors since May 2, 2005. Prior to this, Mr. Quarforth served in these capacities with NTELOS Inc. since June 2003 and he has been NTELOS Inc.’s and its subsidiaries’ Chief Executive Officer since May 1, 1999. He served as NTELOS Inc.’s President and Chief Executive Officer from May 1, 1990 to May 1, 1999 and as the Chairman of the Board of Directors of NTELOS Inc. from May 1, 1999 to February 13, 2001. He has been a director of NTELOS Inc. since 1987. NTELOS Inc. filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in March 2003 and emerged from bankruptcy in September 2003.

Timothy G. Biltz, age 48, has been a director since December 21, 2006. From 1999 to 2005, Mr. Biltz was the Chief Operating Officer of SpectraSite, Inc., a publicly-traded wireless and broadcast signal tower company. SpectraSite filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in November 2003 and emerged from bankruptcy in February 2004. From 1989 to 1999 Mr. Biltz was employed by Vanguard Cellular Systems, Inc. in a number of posts of increasing responsibility. Most recently, he served as the Executive Vice President and Chief Operating Officer, responsible for sales, marketing, information technology, distribution, operations and human resources. Mr. Biltz currently serves on the Board of Directors and audit committee of iPCS, Inc., a wireless services provider. He has served as chairman of the board of iPCS, Inc. since November 2006.

Christopher Bloise, age 31, has been a director since August 30, 2005. Mr. Bloise has been a Principal with Court Square Capital Partners, or CSC, a private equity fund management company, since August 1, 2006. Mr. Bloise had been a principal with the predecessor to CSC, Citigroup Venture Capital Ltd., or CVC, since November 2005 and previously served as a Vice President of CVC since 2004. Prior to joining CVC, Mr. Bloise was the Director of Finance for Focalex, Inc., a technology firm focused on online direct marketing and affiliate services. Prior to this, Mr. Bloise worked at Credit Suisse First Boston in its investment banking division, where he worked on a number of transactions for technology and telecommunications companies.

Andrew Gesell, age 39, has been a director since April 27, 2005. Mr. Gesell has been a Partner of CSC since August 1, 2006. Mr. Gesell had been a Partner of CVC since November 2005 and previously served as a Principal of CVC since 2004. From 1998 until he joined CVC in 2004, Mr. Gesell worked with Credit Suisse First Boston, an investment banking company, most recently as a Director working with technology companies. Prior to CSFB, Mr. Gesell was a consultant with Ernst & Young, providing bankruptcy and restructuring advisory services.

Daniel J. Heneghan, age 51, has been a director since February 9, 2006. Mr. Heneghan currently serves as an advisor to the Semiconductor industry. Mr. Heneghan previously held the position of Chief Financial Officer of Intersil Corporation from its inception in August 1999 until June 2005. From 1996 to August 1999, Mr. Heneghan was Vice President and Controller of the semiconductor business at Harris Corporation (“Harris”). From 1994 to 1996, Mr. Heneghan was Vice President and General Manager of Digital Products in the semiconductor business at Harris. Mr. Heneghan also served at various times as Division Controller of the semiconductor business, Director of Planning and Director of Finance at Harris. Mr. Heneghan also serves on the Board of Directors of Pixelworks, Inc.

Eric B. Hertz, age 52, has been a director since April 27, 2006. Mr. Hertz is currently CEO of ZenZui, Inc, a venture funded start-up in the mobile wireless content and marketing business in Seattle, WA. From May 2002 to March 2006, Mr. Hertz was the Chief Operating Officer of Western Wireless Corporation, provider of rural wireless communications services. From May 2001 to May 2002, Mr. Hertz was President, West Region, of AT&T Digital Broadband Wireless, where he was responsible for leading the expansion of fixed wireless local loop technology for high speed Internet access and voice services. From 1991 to 2001, Mr. Hertz was employed by BellSouth Corp. in a number of posts of increasing responsibility. Most recently, he served as the Region Chief Operating Officer of BellSouth International, where he was responsible for managing the expansion of BellSouth wireless investments operations in Central America and Panama. Prior to that, Mr. Hertz was President and General Manager, Ecuador, of BellSouth International, where he was responsible for managing a $400 million investment in wireless mobile voice and data communications network. Prior to that, he was General Manager and then Regional Vice President of BellSouth Cellular.

Michael Huber, age 38, has been a director since April 27, 2005. Since January 2004, Mr. Huber has served as a Managing Principal of Quadrangle Group LLC. From June 2000 to December 2003, Mr. Huber served as a Vice President of Quadrangle. Prior to joining Quadrangle, Mr. Huber was a Vice President and an Associate in the Media and Communications Group at Lazard. Mr. Huber currently serves on the board of directors of NuVox Communications and as a managing member of Access Spectrum LLC.

Steven Rattner, age 54, has been a director since May 2, 2005. Mr. Rattner is a Managing Principal of Quadrangle. Prior to the formation of Quadrangle in March 2000, Mr. Rattner served as Deputy Chairman and Deputy Chief Executive Officer of Lazard Frères & Co., which he joined as a General Partner in 1989 and where he founded the firm’s Media and Communications Group. Prior to joining Lazard Frères & Co., Mr. Rattner was a Managing Director at Morgan Stanley, where he also founded the firm’s Media and Communications Group. Mr. Rattner is a director of Protection One, Inc. and IAC/InterActive Corp and also serves on the boards of directors of a number of national and local charitable, civic and educational organizations and institutions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED ABOVE.

Committees of the Board of Directors

We have the following standing committees of the Board of Directors: Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. Each committee has a charter which is available for review at the following website, www.ntelos.com. The charters may be found by clicking “Investor Relations” and then “Corporate Governance.”

Compensation Committee

The Compensation Committee presently consists of the following non-management directors: Mr. Gesell (Chairperson) and Mr. Huber. We avail ourself of the “controlled company” exception under the Nasdaq rules, which eliminates the requirement that this committee be comprised entirely of independent directors. The “controlled company” exception is available to us as a result of the CVC Entities’ and the Quadrangle Entities’ combined ownership as a “group” (within the meaning of federal securities laws) of approximately 58.4% of our outstanding voting stock. The Compensation Committee met eight times during the year ended December 31, 2006 since our initial public offering. The Compensation Committee is responsible for:

•	developing and overseeing the implementation of our philosophy with respect to the compensation of executive officers;

•	determining the compensation and benefits of all of the executive officers;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives; and

•	administering our stock plans and other incentive compensation plans.

Audit Committee

The Audit Committee presently consists of Mr. Heneghan (Chairperson), Mr. Biltz and Mr. Hertz. Mr. Bloise served on the Audit Committee from January 1, 2006 to December 21, 2006, until the appointment of Mr. Biltz, an independent director. The Audit Committee met nine times during the year ended December 31, 2006 since our initial public offering. The Audit Committee is responsible for overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risks;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Board of Directors has determined that all of the members of the Audit Committee are independent as defined in Rules 4200(a)(15) and 4350(d) of the NASD Listing Standards for Nasdaq-listed companies and Sections 10A(m)(3)(a) and (B) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the Board of Directors has determined that all members of the Audit Committee are financially literate as prescribed by the NASD Listing Standards and that Mr. Heneghan is an “audit committee financial expert,” within the meaning of the regulations promulgated by the Securities and Exchange Commission (“SEC”). No member of the Audit Committee received any payments in 2006 from us or our subsidiaries other than compensation received as a director of NTELOS.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee presently consists of Mr. Huber (Chairperson), and Mr. Bloise. We avail ourself of the “controlled company” exception under the Nasdaq rules, which eliminates the requirement that this committee be comprised entirely of independent directors. The Nominating and Corporate Governance Committee met six times during the year ended December 31, 2006 since our initial public offering. The Nominating and Corporate Governance Committee is responsible for:

•	identifying individuals qualified to become directors;

•	nominating qualified individuals for election to the Board of Directors at the annual meeting of shareholders;

•	recommending to the Board of Directors the individual directors to serve on the committees of the Board of Directors; and

•	recommending to the Board of Directors a set of Corporate Governance Guidelines and overseeing related governance matters.

Corporate Governance Matters

Identifying and Evaluating Nominees

The Shareholders Agreement with the Quadrangle Entities and the CVC Entities currently entitles these stockholders to designate seven members of the Board of Directors. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us.

The Nominating and Corporate Governance Committee identifies nominees for director on its own as well as by considering recommendations from other members of the Board of Directors, our officers and employees, and other sources that the Nominating and Corporate Governance Committee deems appropriate. The Nominating and Corporate Governance Committee also will consider stockholder recommendations for nominees for director subject to such recommendations being made in accordance with our bylaws. In addition to the Nominating and Corporate Governance Committee’s charter, we have adopted Corporate Governance Guidelines that contain, among other matters, important information concerning the Nominating and Corporate Governance Committee’s responsibilities when identifying and evaluating nominees for director. You will find the charter and guidelines at www.ntelos.com by selecting the following links: “Investor Relations” and then “Corporate Governance.”

As required by our bylaws, any stockholder recommendation for a nominee for director to be voted upon at the 2008 Annual Meeting of Stockholders must be submitted in writing to our Secretary or Assistant Secretary no later than 120 days nor more than 150 days before the first anniversary of this proxy statement. For nominations, such stockholder’s notice shall set forth (i) as to each person whom the stockholder proposes to nominate for election as a director, (A) the name, age, business address and residential address of such person, (B) the principal occupation or employment of such person, (C) the class, series and number of shares of Common Stock that are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Exchange Act and (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (ii) as to the stockholder giving the notice, (A) the name, and business address and residential address, as they appear on our stock transfer books, of such stockholder, (B) a representation that such stockholder is a stockholder of record and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice, (C) the class, series and number of shares of Common Stock beneficially owned by such stockholder and (D) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder. These requirements are separate from the requirements that stockholders must meet to include proposals in the proxy materials for the 2008 Annual Meeting of Stockholders, discussed later in this proxy statement.

The Nominating and Corporate Governance Committee will evaluate all candidates for election to the Board of Directors, regardless of the source from which the candidate was first identified, based upon the totality of the merits of each candidate and not based upon minimum qualifications or attributes. In considering the individual nominees, the Nominating and Corporate Governance

Committee will take into account the qualifications of other members of the Board of Directors to ensure that a broad variety of skill sets and experience beneficial to us and our business are represented on the Board of Directors and will also take into account the characteristics of each individual under consideration, including that individual’s competencies, experience, reputation, integrity, independence, potential for conflicts of interest and other appropriate qualities.

When considering a director standing for re-election, in addition to the attributes described above, the Nominating and Corporate Governance Committee shall consider that individual’s past contribution and future commitment to NTELOS. Additionally, the Nominating and Corporate Governance Committee will continue to seek to populate the Board of Directors with a sufficient number of independent directors to satisfy Nasdaq listing standards and SEC requirements. The Nominating and Corporate Governance Committee will also seek to ensure that the Board of Directors will have at least three independent members to serve on the Audit Committee that satisfy Nasdaq financial and accounting experience requirements and at least one member who qualifies as an “audit committee financial expert.”

There is no difference in the manner by which the Nominating and Corporate Governance Committee evaluates prospective nominees for director based on the source from which the individual was first identified.

Pursuant to the terms of the Shareholders Agreement, the Quadrangle Entities and the CVC Entities each have the right to nominate three directors and they jointly have the right to nominate one more director. The Shareholders Agreement also provides that one director will be our Chief Executive Officer for so long as he or she is employed by us. In accordance with the Shareholders Agreement, the Quadrangle Entities, the CVC Entities and the other stockholders party thereto each are required to vote for such nominees and take all other necessary action to ensure that these nominees are elected to the Board of Directors. The Quadrangle Entities nominated Eric Hertz, Michael Huber and Stephen Rattner for election at the 2007 Annual Meeting of Stockholders. The CVC Entities nominated Christopher Bloise, Andrew Gesell and Daniel Heneghan for election at the 2007 Annual Meeting of Stockholders. The Quadrangle Entities and the CVC Entities jointly engaged a third-party search firm to assist them in identifying a qualified candidate for their joint designation of an independent director. Based on suggestions from such third-party search firm and their own evaluation of the candidates, the Quadrangle Entities and the CVC Entities determined to nominate Timothy G. Biltz for election at the 2007 Annual Meeting of Stockholders. James S. Quarforth is our Chief Executive Officer and has been nominated for election at the 2007 Annual Meeting of Stockholders. The Nominating and Corporate Governance Committee has approved these nominees for director. Please see “Certain Relationships and Related Transactions-Shareholders Agreement” for additional information regarding the Shareholders Agreement.

Stockholder Communications with the Board of Directors

We encourage stockholders to communicate with the Board of Directors by sending written correspondence to the Chairman of the Nominating and Governance Committee at: NTELOS Holdings Corp., Attention: Corporate Secretary, 401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980. The Chairman of the Nominating and Corporate Governance Committee and his

duly authorized agents are responsible for collecting and organizing stockholder communications. Absent a conflict of interest, the Chairman of the Nominating and Corporate Governance Committee is responsible for evaluating the materiality of each stockholder communication and determining whether further distribution is appropriate, and, if so, whether to (i) the full Board of Directors, (ii) one or more directors and/or (iii) other individuals or entities.

Director Independence

The Board of Directors considers director independence based both on the meaning of the term “independent director” set forth in Rule 4200(a)(15) of the listing standards for Nasdaq listed companies and on an overall review of transactions and relationships, if any, between the director and NTELOS. We avail ourselves of the “controlled company” exception under the Nasdaq rules, which eliminates the requirement that our board be comprised of at least a majority of independent directors.

In February 2007, the Board of Directors undertook its annual review of director independence. During this review, the Board of Directors considered transactions and relationships, if any, between each director or any member of his or her immediate family and NTELOS. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

The Board of Directors has determined that Messrs. Biltz, Heneghan, and Hertz are independent. Directors who are not independent, as determined by the Board of Directors, are our President and Chief Executive Officer, Mr. Quarforth, and Messrs. Bloise, Gesell, Huber and Rattner. Mr. Bloise is a Principal with and Mr. Gesell is a Partner of certain of the CVC Entities. Messrs. Huber and Rattner are Managing Principals of certain of the Quadrangle Entities. In January 2005, we entered into advisory agreements certain of the CVC Entities and the Quadrangle Entities, pursuant to which each provided financial, advisory and consulting services to us. In exchange for these services, the CVC Entities and the Quadrangle Entities party to the advisory agreements were each entitled to an annual advisory fee of $1.0 million and transaction fees in connection with the consummation of each acquisition, divesture or financing in an amount equal to 0.50% of the aggregate amount of such transaction. At the closing of the acquisition of NTELOS Inc. on May 2, 2005, the CVC Entities and the Quadrangle Entities party to the advisory agreements received transaction fees totaling approximately $3.75 million plus reasonable out-of-pocket expenses of approximately $20,500. Each advisory agreement was terminated in connection with the initial public offering for an aggregate consideration of $12.9 million. In addition, at the closing of the acquisition of NTELOS Inc., the CVC Entities and the Quadrangle Entities lent us $5,755,000 in the aggregate in exchange for issuance to them of promissory notes. We issued to each of the CVC Entities and the Quadrangle Entities $2,877,500 in such notes. The notes issued to the CVC Entities includes an aggregate of $95,049 principal amount of notes issued to principals of the CVC Entities, including Messrs. Gesell and Bloise. We repaid these notes in full on December 30, 2005.

The independent directors of the Board of Directors will meet in executive session at least two times a year.

Policy Regarding Attendance at Annual Meetings

We have a policy encouraging directors to attend annual meetings. This is our first annual meeting since our initial public offering in February 2006.

Codes of Ethics

We have also adopted a Code of Business Conduct and Ethics for directors, officers and employees. Copies of this code may be found at the following website, www.ntelos.com. You will find the code by selecting the following links: “Investor Relations” and then “Corporate Governance.”

Director Compensation

The following table presents information relating to total compensation of the directors for the fiscal year ended December 31, 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Christopher Bloise, Michael Delaney(1), Andrew Gesell, Michael Huber, Henry Ormond(2) and Steve Rattner	$—	$—	$—	$—	$—	$—	$—
Daniel Heneghan	48,924	—	14,470	—	—	—	63,394
Eric Hertz	34,956	—	12,102	—	—	—	47,058
Timothy Biltz	4,084	—	—	—	—	—	4,084

(1)	Mr. Delaney, an employee of CVC, resigned from the Board on February 8, 2006 and was replaced by independent director Mr. Heneghan.
(2)	Mr. Ormond, an employee of Quadrangle, resigned from the Board on April 27, 2006 and was replaced by independent director Mr. Hertz.

Non-employee directors (excluding directors who are not independent directors that are designated by the CVC Entities or the Quadrangle Entities pursuant to our Shareholders Agreement or our employees) receive a retainer of $25,008 per year, payable monthly. In addition, to assist us in attracting and retaining qualified and experienced individuals for service as non-employee directors, each such non-employee director receives an initial grant and thereafter, commencing on January 1 of the subsequent year, an annual grant of options to purchase 8,600 shares of our Common Stock with an exercise price equal to the closing price of our Common Stock on the Nasdaq Global Market on the date of grant. Additionally, the chairperson of our audit committee receives an annual retainer of $12,000 and the chairperson of our compensation committee (if a non-employee director) receives an annual retainer of $5,004. Each such non-employee director also receives $2,000 for each board meeting and stockholder meeting attended in person and $1,000 if attended telephonically in lieu of attending in person. For attendance at board committee meetings, each such non-employee, non-chairman director receives $1,000 for attending in person or $600 for attending telephonically in lieu of attending in person. We reimburse each of our directors for reasonable travel and other expenses incurred in connection with attending all board and board committee meetings. The annual director compensation is recommended by the compensation committee and reviewed and approved annually by the Board of Directors. The Board of Directors believes that its members should be encouraged to own shares of our Common Stock, although we do not have a written policy requiring a minimum level of share ownership.

For most of fiscal year 2006, we had two non-employee directors, Daniel Heneghan and Eric Hertz. Mr. Quarforth is our Chief Executive Officer and the remaining directors are members of the CVC Entities or the Quadrangle Entities and are therefore not compensated by us for their roles as directors, other than reimbursement for reasonable travel and other expenses incurred in connection with attending board and board committee meetings. In addition to their director status, Mr. Heneghan is the chairperson of the audit committee and Mr. Hertz is a member of the audit committee and they are compensated accordingly as disclosed in the table above. During fiscal year 2006, we compensated Mr. Heneghan for attendance at four board meetings, four telephonic board meetings and five telephonic committee meetings and Mr. Hertz for attendance at four board meetings, one telephonic board meeting, three committee meetings and seven telephonic committee meetings.

On February 9, 2006, Mr. Heneghan took office as a non-employee director. Pursuant to the Non-Employee Director Equity Plan, we granted Mr. Heneghan options to purchase 8,600 shares of Common Stock at an exercise price per share of $12.00, the per share offering price in our initial public offering. The grant date fair value of these options was $63,124, or $7.34 per share. These options vested and became exercisable on February 9, 2007. On April 27, 2006, Mr. Hertz took office as a non-employee director. Pursuant to the Non-Employee Director Equity Plan, we granted Mr. Hertz options to purchase 8,600 shares of Common Stock at an exercise price per share of $13.80, the closing price of the Common Stock on the Nasdaq Global Market as of the date of grant. The grant date fair value of these options was $72,584, or $8.44 per share. These options vested and became exercisable on April 27, 2007.

On December 21, 2006, Mr. Biltz took office as an additional non-employee director. In light of his board membership commencing ten days prior to the annual option grant described below, the Board of Directors elected not to grant Mr. Biltz any options to purchase Common Stock on the date he took office.

Pursuant to our Non-Employee Director Equity Plan, we granted Messrs. Heneghan, Hertz and Biltz options to purchase 8,600 shares of Common Stock on January 2, 2007 at an exercise price per share of $17.88, the last closing price of the Common Stock on the Nasdaq Global Market as of the date of grant. These options will vest and become exercisable on January 2, 2008.

We also have a policy to provide, as needed, an ongoing education program for all directors and will pay the program costs and associated travel expenses related to such director education programs.

We do not pay additional compensation to directors who are full-time employees for their service as directors but do reimburse such employee directors for expenses incurred in attending meetings of the Board of Directors and its committees.

The Compensation Committee periodically considers our director compensation policy with a primary objective of matching compensation levels to the relative demands associated with serving on the Board of Directors and its various committees. The Compensation Committee also takes into account the compensation policies of other public company boards of directors by reviewing the same group of companies as were reviewed by our Compensation Committee when considering the compensation of our executive officers. See “Compensation Discussion and Analysis” beginning on page 19 of this proxy statement.

EXECUTIVE OFFICERS

Our executive officers serve at the discretion of the Board of Directors, and serve until their successors are elected and qualified or until his or her earlier death, resignation or removal. Our executive officers presently include: James S. Quarforth, Carl A. Rosberg, David R. Maccarelli, Michael B. Moneymaker and Mary McDermott. The following sets forth biographical information for our executive officers who are not directors. Biographical information for James S. Quarforth, who is also a director, is provided in the section entitled “Proposal 1—Election of Directors—Directors Standing for Election” of this proxy statement.

Carl A. Rosberg, age 54, has been our Executive Vice President, President-Wireless, since May 2, 2005. Prior to this, Mr. Rosberg served in this capacity with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Rosberg served as NTELOS Inc.’s Executive Vice President and Chief Operating Officer from February 2001 to June 2003 and as President and Chief Operating Officer from May 1999 to February 2001, when the merger between NTELOS Inc. and R&B Communications, Inc. became effective. From May 1990 to May 1999, he served as Senior Vice President of NTELOS Inc. Prior to joining NTELOS Inc., Mr. Rosberg held senior financial positions with Shenandoah Telecommunications Company.

David R. Maccarelli, age 54, has been our Executive Vice President, President-Wireline, since May 2, 2005. Prior to this, Mr. Maccarelli served in this capacity with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Maccarelli served as NTELOS Inc.’s Senior Vice President—Wireline Engineering and Operations from May 2002 to June 2003. From February 2001 to May 2002, he served as NTELOS Inc.’s Senior Vice President and Chief Technology Officer and from January 1994 to February 2001 as NTELOS Inc.’s Senior Vice President. From January 1993 to December 1993, he served as Vice President—Network Services of NTELOS Inc. From June 1974 to December 1992, he held numerous leadership positions with Bell Atlantic. These positions encompassed operations, engineering, regulatory and business development.

Michael B. Moneymaker, age 49, has been our Executive Vice President and Chief Financial Officer, Treasurer and Secretary since May 2, 2005. Prior to this, Mr. Moneymaker served in these capacities with NTELOS Inc. from June 2003 until May 2, 2005. Mr. Moneymaker served as NTELOS Inc.’s Senior Vice President and Chief Financial Officer, Treasurer and Secretary from May 2000 to June 2003. From May 1999 to May 2000, he served as NTELOS Inc.’s Vice President and Chief Financial Officer, Treasurer and Secretary. From May 1998 to April 1999, he served as NTELOS Inc.’s Vice President and Chief Financial Officer. From October 1995 to April 1998, he served as NTELOS Inc.’s Vice President of Finance. Previously, he was a Senior Manager for Ernst & Young from October 1989 until October 1995.

Mary McDermott, age 52, has been our Senior Vice President—Legal and Regulatory Affairs since May 2, 2005. Prior to this, Ms. McDermott served in this capacity with NTELOS Inc. from August 2001 until May 2, 2005. From March 2000 to August 2001 she served as Senior Vice President and General Counsel of Pathnet Telecommunications, Inc. From April 1998 to March 2000, she served as Senior Vice President Chief of Staff for Government Relations for the Personal Communications Industry Association. From May 1994 to April 1998, she served as Vice President—Legal and Regulatory Affairs for the United States Telecom Association. She began her telecommunications career with the NYNEX legal department.

All of the above executive officers were executive officers, and in the case of Messrs. Quarforth and Rosberg were also directors, of NTELOS Inc. when it filed a Voluntary Petition under Chapter 11 of the United States Bankruptcy Code in March 2003. NTELOS Inc. emerged from bankruptcy in September 2003.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own beneficially more than 10% of our Common Stock to file reports of ownership and changes in ownership of such stock with the SEC and the NASD. These persons are also required by SEC regulations to furnish us with copies of all such forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2006.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 12, 2007, regarding the beneficial ownership of our Common Stock.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of Common Stock shown as beneficially owned by the stockholder. Percentage of beneficial ownership is based on 41,978,616 shares of Common Stock outstanding as of March 12, 2007. Shares of Common Stock subject to options that are currently exercisable or exercisable within 60 days are considered outstanding and beneficially owned by the person holding the options for the purposes of computing the percentage ownership of that person but are not treated as outstanding for the purposes of computing the percentage ownership of any other person. Unless indicated otherwise in the footnotes, the address of each individual listed in the table is c/o NTELOS Holdings Corp., 401 Spring Lane, Suite 300, PO Box 1990, Waynesboro, Virginia 22980.

	Total Common Stock
Name and Address of Beneficial Owner	Number	%
Directors, named executive officers and stockholders owning more than 5%:
Quadrangle Capital Partners LP.(1) 375 Park Avenue New York, NY 10152	12,262,880	29.2%
Citigroup Venture Capital Equity Partners, L.P.(2) 399 Park Avenue New York, NY 10043	11,853,222	28.2
Timothy G. Biltz	0	*
Christopher Bloise(3)	11,862,748	28.3
Andrew Gesell(3)	11,867,511	28.3
Eric B. Hertz	8,600	*
Daniel J. Heneghan	8,600	*
Michael Huber(4)	12,262,880	29.2
Steven Rattner(4)	12,262,880	29.2
James S. Quarforth	402,048	*
Carl A. Rosberg	224,844	*
Michael B. Moneymaker	221,760	*
David R. Maccarelli	145,165	*
Mary McDermott	98,210	*
All directors and executive officers as a group (12 persons) (5)	25,249,144	60.1

*	Less than 1%

(1)

Includes 8,539,829 shares of Common Stock owned by Quadrangle Capital Partners LP, 466,622 shares of Common Stock owned by Quadrangle Select Partners LP and 3,256,429 shares of Common Stock owned by Quadrangle Capital Partners-A LP.

(2)

Includes 11,626,633 shares of Common Stock owned by Citigroup Venture Capital Equity Partners, L.P., 119,825 shares of Common Stock owned by CVC/SSB Employee Fund, L.P. and 106,764 shares of Common Stock owned by CVC Executive Fund LLC. Excludes 409,650 shares of Common Stock owned by certain present and former employees of the CVC Entities (or entities controlled by such employees) for which beneficial ownership is disclaimed.

(3)

Includes 11,853,222 shares beneficially owned by Citigroup Venture Capital Equity Partners, L.P. Individual is a principal of Court Square Capital Partners, the management company for Citigroup Venture Capital Equity Partners, L.P., and disclaims beneficial ownership of securities beneficially owned by Citigroup Venture Capital Partners, L.P.

(4)

Includes 12,262,880 shares beneficially owned by Quadrangle Capital Partners, L.P. Individual is a principal of Quadrangle Capital Partners, L.P. and disclaims beneficial ownership of securities beneficially owned by Quadrangle Capital Partners, L.P.

(5)

Includes 11,853,222 shares beneficially owned by Citigroup Venture Capital Equity Partners, L.P. and 12,262,880 shares beneficially owned by Quadrangle Capital Partners, L.P. Messrs. Bloise and Gesell are principals of Court Square Capital Partners, the management company for Citigroup Venture Capital Equity Partners, L.P., and disclaim beneficial ownership of securities beneficially owned by Citigroup Venture Capital Partners, L.P. Messrs. Huber and Rattner are principals of Quadrangle Capital Partners, L.P. and disclaim beneficial ownership of securities beneficially owned by Quadrangle Capital Partners, L.P.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

As described on page 7 of this proxy statement, we have a Compensation Committee of the Board of Directors (the “Committee”) that consists of the following non-management directors: Mr. Gesell (Chairperson) and Mr. Huber. We avail ourselves of the “controlled company” exception under the Nasdaq rules, which eliminates the requirement that this committee be comprised entirely of independent directors. The Committee operates under a written charter adopted by the Board of Directors, which is available on our Internet website, http://ir.ntelos.com/documentdisplay.cfm?DocumentID=452. This charter is reviewed annually by the Committee and was last amended on October 26, 2006. The Board of Directors has determined that the members of the Committee are “non-employee directors” (within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended) and “outside directors” (within the meaning of Section 162(m) of the Internal Revenue Code). In addition, no Committee member is a current or former employee. However, because of their relationship with CVC and Quadrangle, the Board of Directors has determined that neither Mr. Gesell nor Mr. Huber are “independent directors” within the meaning of Rule 4200(15) of the Rules of Nasdaq and the independence standards of our Corporate Governance Guidelines. While the Committee’s charter does not specify qualifications required for Committee members, Mr. Gesell serves as a Partner of Court Square Capital (“CSC”) (formerly Citigroup Venture Capital Ltd., or CVC) and Mr. Huber serves as a Managing Principal of Quadrangle Group LLC, each of which is a management company for private equity funds that have numerous controlling investments in other public and private companies. In addition, Mr. Huber currently serves as a member of other private company boards of directors.

General Philosophy

The objective of our compensation program is to attract and retain those employees whose judgment, abilities and experience will contribute to our continued success. The program is designed to provide overall competitive pay levels through a mix of base salary, bonus and equity compensation and ownership, create proper incentives to align management’s incentives with the long-term interests of our stockholders and reward superior performance. Our Committee is responsible for the following:

•	developing and maintaining an executive compensation policy that creates a direct relationship between pay levels, corporate performance and returns to stockholders;

•	determining the compensation and benefits of all of our Named Executive Officers, or NEOs;

•	reviewing our compensation and benefit plans to ensure that they meet corporate objectives;

•	administering our stock plans and other incentive compensation plans; and,

•	such other matters that are specifically delegated to the Committee by our Board of Directors from time to time.

Targeted Overall Compensation

Each of our NEOs has an employment agreement with us that we describe below. Pursuant to the NEOs’ employment agreements, each of our NEOs receives a base salary, which is reviewed annually by the Committee. The NEOs are also eligible to participate in the annual cash incentive plan (as discussed below) with an annual bonus potential of up to a specified percentage of base salary. Each of the NEOs has annual corporate and personal goals and objectives and their performance is evaluated annually against those goals and objectives to assist in determining their total paid compensation. Under our compensation structure, the mix of base salary and bonus varies depending on level. We have an Equity Incentive Plan which is used to provide long-term incentives through the issuance of stock options, restricted stock or other long-term incentives to the NEOs as a component of total compensation. To assist us in determining the base salary and targeted bonus percentages for 2006, the Committee engaged the Hay Group (the “Consultant”), a nationally recognized compensation consulting firm, to perform a study of the compensation of our NEOs benchmarked against comparable senior executives in twelve comparable telecommunications companies (the “Peer Group”) and market median information from the Consultant’s compensation database. This Peer Group consists of: SureWest Communications; IPCS INC; Alaska Communications Systems Group, Inc.; Commonwealth Telephone Enterprises; UbiquiTel Inc.; General Communication, Inc.; Rural Cellular Corporation; Alamosa Holdings Inc. (Sub); Suncom Wireless Holdings, Inc.; Leap Wireless International, Inc.; Centennial Communications Corp. and Dobson Communications Corporation. The Peer Group was selected by the Committee after consultation with the Consultant and review of revenue and market capitalization of each company within the study for comparability with our revenue and market capitalization. The study analyzed the base salary, bonuses as a percentage of salary (combined “total cash compensation”) and long-term incentive payouts (collectively, “total direct compensation”).

In addition to base salary and bonus, the NEOs participate in the Executive Supplemental Retirement Plan (a non-qualified pension plan) and our Amended and Restated Equity Incentive Plan (our “Equity Incentive Plan”), and they are entitled to participate in all of our and our subsidiaries’ employee benefit plans. We also provide other benefits and perquisites, including a monthly automobile allowance offered as a competitive perquisite, country club dues to foster business relationships and a term life insurance policy for each executive in accordance with his or her employment agreement.

Committee Process

The Committee designs, evaluates and approves our executive compensation plans, policies and programs. The Committee annually reviews and evaluates the goals and objectives relevant to the compensation of the Chief Executive Officer and annually evaluates the performance of the Chief Executive Officer in light of those goals and objectives. The Committee establishes compensation levels and compensation awards for the NEOs. To assist in determining the level of compensation and awards for the Chief Executive Officer, the members of the Committee review corporate performance over the past twelve months and the Chief Executive Officer’s compensation relative to the study provided by the Consultant, ensuring that the recommended compensation levels meet corporate objectives. For the remaining NEOs, the Chief Executive Officer reviews individual and corporate performance and the compensation study provided by the Consultant, and makes recommendations to the Committee, which are generally approved.

The Committee also administers our equity-based compensation plans and deferred compensation plans. The Committee also periodically reviews our management “talent” levels and management succession planning.

The Committee is authorized to retain experts, consultants and other advisors to aid in the discharge of its duties, and has retained the Consultant. The Committee reports regularly to the Board of Directors on matters relating to the Committee’s responsibilities. The Chairperson of the Committee works in conjunction with our senior management in establishing the agenda for Committee meetings. In addition, the Committee follows regulatory and legislative developments and considers corporate governance best practices in performing its duties.

Deductibility of Compensation

In determining each of our NEO’s total compensation, the Committee carefully considers Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as Section 162(m). Section 162(m) provides certain criteria for the tax deductibility of compensation in excess of $1 million paid to our NEOs. The Committee believes it is in our best interests and that of our stockholders to comply with the requirements of Section 162(m), but the Committee intends to preserve the flexibility to reward executives consistent with our compensation philosophy for each compensation element. It is the Committee’s intention that grants of stock options, SARs, stock awards and awards of performance units made pursuant to the Equity Incentive Plan and cash incentive awards comply with the requirements of Section 162(m). Because we completed our initial public offering in February 2006, we believe that Section 162(m) deduction limits for fiscal 2006 will not be applicable to us. We believe our Equity Incentive Plan is exempt from Section 162(m) until our 2010 annual stockholder’s meeting under relief provided to companies that become publicly held in connection with an initial public offering. Therefore, we believe that our Team Incentive Plan, which we refer to as our TIP, cash bonus amounts made to our NEOs in 2006 pursuant to our Equity Incentive Plan are exempt from Section 162(m). In addition, the Equity Incentive Plan was approved by our stockholders prior to our initial public offering and we believe it is administered by the Committee in a way that qualifies the compensation paid under the Equity Incentive Plan as “performance-based” such that the deductibility limitation of Section 162(m) will not apply to such compensation at the time Section 162(m) becomes applicable to us. In approving the amount and form of compensation for our executive officers, the Committee will continue to consider all elements of the cost to us of providing such compensation, including the potential impact of Section 162(m). The Committee may still determine it is in our best interests that non-deductible compensation be awarded if deemed necessary to attract and retain qualified executive officers.

Base Salaries

Each NEO’s employment agreement sets forth a base salary which is subject to annual adjustments as determined by the Committee. The base salary originally set forth in each employment agreement was: $418,601 for Mr. Quarforth; $235,125 for

Mr. Moneymaker; $282,150 for Mr. Rosberg; $225,422 for Mr. Maccarelli and $182,875 for Ms. McDermott. The Committee’s practice is to adjust compensation for each NEO and all other employees in April each year which allows for consideration of audited financial results and approved bonus and long-term incentive grants. Annual salary adjustments are designed to be competitive with each NEO’s comparable position within the Peer Group. As the basis for determining the April 2006 raises granted to the NEOs, the Committee considered the base salary of each NEO relative to the market median as provided by the Consultant and the average base salary of the comparable position of the Peer Group. The Committee determined that for each of the NEOs, the base salary for 2006 was within an acceptable range of the market median and the average base salary for the comparable position of the Peer Group. The Chief Executive Officer’s base salary prior to the April 2006 increase was 101% of the market median (104% after the increase) and 98% of the average of the Peer Group (101% after the increase). For all other NEOs, the average base salary prior to the April 2006 increase was 99% of the average market median (103% after the increase) and 94% of the average of the Peer Group (98% after the increase). Additionally, the Committee considered the anticipated level of difficulty of replacing each of our officers with someone of comparable experience and skill and a review of each NEO’s personal performance and corporate accomplishments over the previous twelve months, which included the following:

•	growth in the company demonstrated through the wireless subscriber base growth and growth in strategic wireline services,

•	exceeding business plan objectives for 2005 with our Company-wide performance at 195.0% of our 2005 Team Incentive Plan targeted achievement levels, and

•	the successful recapitalization of our debt and equity and our successful initial public offering in February 2006.

For the April 2006 salary increases, the Committee also considered our growth in revenues and Adjusted EBITDA of 14.2% and 21.1%, respectively, which reflected a higher growth performance than the median of the Peer Group. The 2006 raises represented increases of $14,651 to $433,252, or 3.5%, for Mr. Quarforth; $10,000 to $245,125, or 4.3%, for Mr. Moneymaker; $10,000 to $292,150, or 3.5%, for Mr. Rosberg; $10,000 to $235,422, or 4.4%, for Mr. Maccarelli; and $7,125 to $190,000, or 3.9%, for Ms. McDermott.

Annual Cash Incentive Compensation

Our practice is to award annual cash bonuses under our annual cash incentive plan, which we refer to as our Team Incentive Plan or “TIP.” Participation in the TIP is available to all of our salaried-exempt employees with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. The TIP award is calculated by multiplying eligible earnings for the year by the individual’s targeted bonus percentage, our weighted performance achievement percentage and the individual’s performance achievement percentage. The TIP award gives an eligible participant the potential to receive a lump sum cash payment on or before March 15 of the succeeding year based on achievement of specified company-wide performance goals established by the Board of Directors and based on achievement of individual performance objectives determined through the annual performance appraisal process. An eligible employee must achieve at least a minimum overall individual performance rating in order to be eligible for an award under our TIP. Additionally, a TIP award may be increased or decreased by the Committee in their discretion as necessary to support our business needs.

The purpose of the TIP is to focus corporate and individual efforts on the accomplishment of specific financial objectives and to motivate individual participants to achieve or contribute to these objectives. It also serves to assign an at-risk element to each of our NEO’s total compensation based directly on the achievement of desired results. The targeted bonus percentages as a percentage of base salary for our NEOs for 2006 were set forth in each NEO’s employment agreement as follows: 60% for Mr. Quarforth, 55% for Messrs. Moneymaker, Rosberg and Maccarelli and 50% for Ms. McDermott. If our performance is less than 100% of target, as described below, then the targeted bonus percentage for each of the NEOs is decreased by 15%.

With respect to the performance measure mentioned above, our performance was measured and weighted based on the following three factors in 2006, as determined by management and approved by the Board of Directors: (i) net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges, which we refer to as Adjusted EBITDA, 50%, (ii) revenue, which measures total consolidated operating revenues from wireless, wireline and other communication services, net of inter-company eliminations, 25% and (iii) free cash flow (Adjusted EBITDA minus capital expenditures), 25%. We selected these three factors after considering our recently completed initial public offering, the focus on these factors by the investment community and the appropriateness and significance of growth in each of these factors in 2006. We will annually reassess the use and weighting of these and other factors. We believe Adjusted EBITDA is a meaningful indicator of our performance that provides useful information to investors regarding our financial condition and results of its operations. Adjusted EBITDA is a non-GAAP measure commonly used in the communications industry, and by financial analysts and others who follow the industry, to measure operating performance. Additionally, Adjusted EBITDA is a primary financial covenant measure in our Senior Credit Facility. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities (both of which are determined in accordance with generally accepted accounting principles) or as a measure of liquidity.

The Committee established the 100% target achievement level for each performance factor based on the upcoming year’s business plan influenced by expected market growth rates, expected market conditions and other external factors. We set the minimum TIP award at 50% of the targeted achievement level to reflect the minimum acceptable performance and the appropriateness of a potential payout based on achieving the minimum growth percentages. We set the maximum TIP award at 200% of the targeted achievement level in order that the relationship between base pay and the TIP award remained comparable to our peers.

The following table details the minimum, target and maximum levels that had to be achieved in order for a 50%, 100% or 200% payout, respectively, for 2006:

($’s in thousands)	50% Minimum Payout			100% Target Payout				200% Maximum Payout
Performance Factor	2006 Minimum Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2006 Target Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2006 Maximum Achievement Level	Increase over prior year ($)	Increase over prior year (%)
Adjusted EBITDA	$162,090	$15,305	10.4%	$168,090	$21,305	14.5%	$180,090	$33,305	22.7%
Revenue	421,128	28,910	7.4%	431,628	39,410	10.0%	452,628	60,410	15.4%
Free Cash Flow	75,088	17,475	30.3%	81,088	23,475	40.7%	93,088	35,475	61.6%

Each of the three performance factors above may be adjusted for mergers, acquisitions and sales of subsidiaries and other discretionary items in the judgment of the Committee. There were no such adjustments made in 2006.

Long-term Incentive Compensation

The Committee did not grant any long-term incentive equity awards to the NEOs in 2006. Pursuant to applicable SEC rules, the amounts reflected as stock awards in the Summary Compensation Table reflect the 2006 financial statement non-cash compensation cost related to shares of common stock purchased by our NEOs in 2005 under our Equity Incentive Plan prior to our becoming a public company. These financial statement amounts are the result of the post-IPO vesting of 50% of those shares and the increase in the value of these shares since they were purchased in 2005. The Committee recognizes that the Peer Group includes long-term incentives as a component of total compensation for their executives and in order to remain competitive with total compensation relative to the Peer Group and the market median, long-term incentives are expected to be a component of total compensation in the future.

Our Equity Incentive Plan defines the incentive arrangements for eligible participants and:

•

authorizes the granting of stock options, stock appreciation rights, performance shares, restricted stock and other incentive awards, all of which may be made subject to the attainment of performance goals established by the Committee;

•	provides for the enumeration of the business criteria on which an individual’s performance goals are to be based; and

•	establishes the maximum share grants or awards (or, in the case of incentive awards, the maximum compensation) that can be paid to a participant in the Equity Incentive Plan.

The Equity Incentive Plan permits the Committee to award stock options, grants of restricted stock, stock appreciation rights and performance unit awards that are tied to corporate performance because the Committee believes such awards provides an effective means of delivering incentive compensation and also encourages stock ownership on the part of management.

With the exception of certain significant promotions and new hires, we intend to make these types of awards at a meeting of the Committee held in the first fiscal quarter of each year. The Committee selected this timing because it enables us to consider our and the potential recipients’ prior year performance and our expectations for the future. The awards also are made early in the year in order to maximize the time-period for the incentives associated with the awards. The Committee’s schedule also is designed so that future regular equity awards could be granted following the release of prior year financial results.

Stock Ownership Guidelines

Our Board of Directors implemented stock ownership guidelines for our NEOs in 2006 because our Board of Directors believes that our NEOs should own and hold shares of our Common Stock to align the interests of our NEOs with the interests of stockholders. The stock ownership guidelines require that each executive own a minimum number of shares of our Common Stock having a value equal to a multiple of the executive’s base salary (calculated as provided below). The guidelines for our NEOs are as follows: five times annual base salary for our Chief Executive Officer, three times annual base salary for our Executive Vice Presidents and two times annual base salary for our Senior Vice President.

Compliance with the guidelines is calculated using the executive’s base salary as of August 22, 2006, the date the guidelines were adopted. The value of the Common Stock was calculated as the average of the closing Common Stock price on Nasdaq for the trading days in the 90 calendar day period ending on the date the guidelines were adopted, or $13.89 per share. Each executive officer must maintain the minimum level of ownership provided in these stock ownership guidelines. This level does not fluctuate as a result of future changes in the executive’s base salary or in the Common Stock price.

As of December 31, 2006, the vested shares beneficially owned by our NEOs either directly or indirectly and the minimum shares of Common Stock required to be held by each NEO are as follows:

Name	Vested shares of Common Stock held	Minimum shares of Common Stock required to be held
James S. Quarforth	208,228	155,958
Michael B. Moneymaker	110,159	52,943
Carl A. Rosberg	108,766	63,099
David R. Maccarelli	97,535	50,847
Mary McDermott	59,704	27,358

Additionally, each NEO holds the following unvested shares, which will vest in equal amounts in May 2007 and May 2008: 193,820 for Mr. Quarforth; 111,601 for Mr. Moneymaker; 116,078 for Mr. Rosberg; 52,430 for Mr. Maccarelli; and 41,506 for Ms. McDermott.

Employment Agreements

In connection with our acquisition of NTELOS Inc. on May 2, 2005, NTELOS Inc. entered into new employment agreements with the NEOs, which replaced existing employment agreements that NTELOS Inc. had with each of the NEOs. As the new owner of

NTELOS Inc., we negotiated the terms of the employment agreements with the NEOs. We considered market norms in connection with entering into these employment agreements and modified such employment agreements accordingly. These new employment agreements provided that the base salary, TIP and pre-existing Pension and SERP plans would continue throughout the term of the employment agreement. The new employment agreements were modified from the existing agreements to reduce the termination period for each NEO (from 36 months to 24 months for Mr. Quarforth, from 30 months to 24 months for Messrs. Rosberg, Maccarelli and Moneymaker and from 27 months to 24 months for Ms. McDermott). In addition, these employment agreements were amended as of the consummation of our initial public offering on February 8, 2006 to include us as a party to each employment agreement, to provide that the Board of Directors will take all administrative actions under the contract and will be the entity to whom the NEO reports, to bring the contracts into compliance with the new rules under Section 409A of the Internal Revenue Code, to revise the change of control definition to reflect current ownership by CVC and Quadrangle and to extend the term of the employment agreement upon a change of control of us. The employment agreement for Mr. Quarforth expires on January 1, 2010 and the employment agreements for the remaining NEOs expire on May 2, 2009. The agreements will renew automatically for successive one-year periods after the scheduled termination, unless either party gives written notice to the other at least six months prior to the end of the term.

Qualified Retirement Plan

We offer a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003 to provide an annual retirement benefit. As of December 31, 2006, we had 1,305 active full-time employees, of which 813 were covered by the Pension Plan. We believe that the Pension Plan is a valuable benefit in the retention of our experienced workforce. Each of our NEOs is a participant in the Pension Plan and the continuation of this plan is a condition of each NEO’s employment agreement.

Non-qualified Supplemental Retirement Plan

In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. The SERP benefit is provided in the NEO’s employment agreements. The SERP Plan is a non-qualified, unfunded retirement plan that is provided primarily for the purpose of providing our NEOs with retirement benefits for the portion of their salary in excess of $220,000 which is not covered by the Pension Plan, and for the portion of their salary which is not covered by any other tax-qualified company-funded retirement benefit. The SERP Plan was amended in December 2006 to comply in form with Section 409A of the Internal Revenue Code of 1986, as amended.

Change of Control Payments

The employment agreements with our NEOs provide our NEOs with change of control protection as described under “Change of Control and Severance Arrangements” on page 38 of this proxy statement. We believe that by providing our NEOs with this change of control protection, we allow our senior management to focus on running our company to maximize stockholder value and mitigate the necessity for management’s attention to be diverted toward finding new employment in the event a change of control occurs. We also believe our arrangement facilitates the recruitment of talented executives through the provision of guaranteed protection in the event we are acquired shortly after accepting an employment offer.

Severance Arrangements with our NEOs

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events, as described under “Change of Control and Severance Arrangements” on page 38 of this proxy statement. We believe that companies should provide reasonable severance benefits to employees. With respect to our NEOs, these severance benefits should reflect the fact that it may be difficult for executives to find comparable employment within a short period of time. Such arrangements also should disentangle us from the former executive as soon as practicable.

Perquisites and Other Benefits

We annually review any perquisites that our Chief Executive Officer and the other NEOs may receive. The Committee obtained and reviewed a list of perquisites and their prevalence in the market from the Consultant and determined that no changes to the perquisites and benefits provided by us to the NEOs would be necessary for 2006. We provide each of our NEOs with a vehicle allowance that is less than $10,000 each annually, which we believe is consistent with the practice of our competitors. We also want to encourage our senior management to belong to a local country club so that they have an appropriate venue for business meetings, an appropriate entertainment forum for customers and appropriate interaction with their communities. To that extent, we paid the annual country club dues for each of our NEOs. In addition to the cash and equity compensation discussed above, we provide our Chief Executive Officer and the other NEOs with the same benefit package available to all of our salaried employees. The package includes:

•	Health and dental insurance (portion of costs);

•	Basic life insurance;

•	Long-term disability insurance;

•	Participation in NTELOS Inc.’s Savings and Security Plan (401(k) plan), including company match; and

•	Participation for those executives hired prior to October 1, 2003 in our Pension Plan.

We also provide the retirement and change of control benefits described above.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management and, based on such review and discussion, the Compensation Committee recommends that it be included in this proxy statement.

Submitted by: Compensation Committee

Andrew Gesell (Chairman)
Michael Huber

The Compensation Committee Report does not constitute solicitation material and shall not be deemed filed or incorporated by reference into any of our other filings and/or the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

Compensation Committee Interlocks

The Compensation Committee currently consists of Mr. Gesell and Mr. Huber. No member of the Compensation Committee was an employee of NTELOS during the last fiscal year or an officer of NTELOS in any prior period. There are no Compensation Committee interlocks between us and other entities involving our executive officers and members of the Board of Directors who serve as an executive officer or board member of such other entities.

Certain Relationships and Related Transactions

Our Audit Committee Charter provides that management shall report to the Audit Committee any proposed “related party” transaction that might be considered material to us or the related party, or required to be disclosed by applicable disclosure rules. The Audit Committee shall be responsible for the review and oversight contemplated by Nasdaq with respect to any such reported transactions. We have not entered into any related party transactions subsequent to our initial public offering in February 2006. The following relationships and transactions were entered into prior to the initial public offering.

Shareholders Agreement

On May 2, 2005, we entered into a Shareholders Agreement with the CVC Entities, the Quadrangle Entities and management stockholders which was amended and restated on February 13, 2006 in connection with the initial public offering. The Board of Directors consists of eight members. In accordance with the Shareholders Agreement, three directors have been designated by each of the CVC Entities and Quadrangle Entities, one director has been designated jointly by the CVC Entities and Quadrangle Entities and one director will be our Chief Executive Officer for so long as he or she is employed by us. One of the three directors designated by each of the CVC Entities and the Quadrangle Entities must be “independent” as defined by the rules of The Nasdaq Stock Market. In addition the director designated jointly by the CVC Entities and the Quadrangle Entities must be “independent” as defined by the rules of The Nasdaq Stock Market. Any additional directorships resulting in an increase in the number of directors may only be filled by the vote of the directors then in office. Each director is elected for a term of one year and serves until a successor is duly elected and qualified or until his or her death, resignation or removal. A director may only be removed in accordance with the Shareholders Agreement and otherwise by an affirmative vote of a majority of the combined voting power of our outstanding capital stock. Pursuant to the Shareholders Agreement, each of the CVC Entities and the Quadrangle Entities may designate only two directors, who do not need to be “independent,” if its respective ownership falls below 20%, one director, who does not need to be “independent,” if their respective ownership falls below 10% and no directors if their respective ownership falls below 5%.

In accordance with the Shareholders Agreement, we may not take certain significant actions, such as a merger or sale of assets in excess of $3 million, incurrences of indebtedness, amendments of organizational documents and certain other matters, subject to certain specified exceptions, without the approval of a majority of the members of the Board of Directors. The required quorum for any meeting of the Board of Directors must include at least one non-independent director designated by the CVC Entities and at least one non-independent director designated by the Quadrangle Entities, respectively, for as long as the CVC Entities and Quadrangle Entities, respectively, are entitled to designate one or more members of the Board of Directors in accordance with the terms of the Shareholders Agreement.

The Shareholders Agreement covers matters of corporate governance, restrictions on transfer of our securities, registration rights and information rights.

Advisory Agreements

We were formed in January 2005 by the CVC Entities and the Quadrangle Entities for the purpose of acquiring NTELOS Inc. In connection with the acquisition, we entered into advisory agreements with each of CVC Management LLC and Quadrangle Advisors LLC, pursuant to which each may provide financial, advisory and consulting services to us. There were no minimum levels of service required to be provided pursuant to the advisory agreements. The services that were provided include executive and management services, support and analysis of financing alternatives and assistance with various finance functions. In exchange for these services, CVC Management LLC and Quadrangle Advisors LLC were each entitled to an annual advisory fee of $1.0 million per year, paid quarterly, plus out-of-pocket expenses, for the term of the advisory agreements. At the closing of the acquisition of NTELOS Inc., CVC Management LLC and Quadrangle Advisors LLC each received transaction fees totaling approximately $3,750,000, plus reasonable out-of-pocket expenses. We reimbursed CVC Management LLC and Quadrangle Advisors LLC an aggregate of approximately $20,500 in out-of-pocket expenses during the term of these advisory agreements. In addition, prior to termination of these advisory agreements CVC Management LLC and Quadrangle Advisors LLC were entitled to a transaction fee in connection with the consummation of each acquisition, divestiture or financing in an amount equal to 0.50% of the aggregate value of such transaction.

Each advisory agreement included customary indemnification provisions in favor of CVC Management LLC and Quadrangle Advisors LLC. These advisory agreements were terminated in connection with the initial public offering for an aggregate consideration of $12.9 million. This termination fee was calculated in accordance with the terms of the advisory agreements and equaled the net present value of all annual advisory fees that would have been payable under the advisory agreements from the consummation of our initial public offering through the end of the initial ten- year terms of the advisory agreements. Certain provisions in the advisory agreements, including indemnification, survived such termination. We believe that the advisory agreements were on terms comparable to the terms typically contained in advisory agreements for similar services performed by financial sponsors for their portfolio companies.

Stock Subscription Agreements

In connection with the acquisition of NTELOS Inc., members of management were given an opportunity to purchase shares of Class L common stock at $11.00 per share and Class A common stock at $1.00 per share through subscription agreements that were entered into in connection with the NTELOS Holdings Corp. Equity Incentive Plan, dated May 2, 2005, which sets forth restrictions regarding the Class L common stock and Class A common stock. Except as described below, all shares of each class of common stock were identical and entitled the holders thereof to the same rights and privileges.

Any distributions, except for the repurchase of any stock held by an employee, were first to be made to the holders of Class L shares equal to the aggregate unpaid yield plus the original cost of the shares, less any previous distributions representing a return of capital. The unpaid yield was at a rate of 10% per annum, calculated quarterly, based upon an adjusted original cost of $11.00 per share, less any distributions representing a return of capital, plus the accumulated unpaid yield for all prior quarters.

In October 2005, we paid a $125 million dividend to the holders of the Class L common stock.

As of the consummation of the initial public offering, all shares of our Class A common stock and Class L common stock were converted into shares of our Class B common stock.

On June 1, 2006, we declared the payment of a $30 million cash dividend on our Class B common stock, with a record date of June 1, 2006 and a payment date on June 6, 2006. The payment of the dividend represented the payment in full of the $30 million Class B distribution preference provided for in our Restated Certificate of Incorporation. With the distribution preference paid, our Class B stockholders converted their shares of Class B common stock to Common Stock. This conversion eliminated the Class B common stock.

Executive Officer Compensation

Summary Compensation Table

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total (7) ($)
James S. Quarforth, Chief Executive Officer, President and Chairman of the Board of Directors	2006	$429,589	$—	$4,092,670	$—	$379,413	$809,236	$692,880	$6,403,788

Michael B. Moneymaker, Executive Vice President and Chief Financial Officer, Treasurer and Secretary	2006	242,625	19,643	1,572,271	—	196,429	174,417	274,293	2,479,678

Carl A. Rosberg, Executive Vice President, President – Wireless	2006	289,650	—	1,786,693	—	234,501	314,163	310,597	2,935,604

David R. Maccarelli, Executive Vice President, President – Wireline	2006	232,922	—	1,465,095	—	188,574	86,928	257,217	2,230,736

Mary McDermott, Senior Vice President – Legal and Regulatory Affairs	2006	188,219	—	584,745	—	138,529	16,803	103,851	1,032,147

(1)	Each of the NEOs has an employment agreement with us that sets forth his or her respective base salary. The base salary for each of the NEOs was increased in accordance with these employment agreements at the April 2006 Compensation Committee meeting.

During 2006, each of the NEOs participated in the NTELOS Inc. Savings and Security Plan (the “401(k) Plan”). NTELOS Inc.’s 401(k) Plan allows eligible employees to tax-defer up to 20% of their salary through contributions to their 401(k) Plan up to the IRS maximum of $15,000 for 2006. In addition, employees age 50 or older as of the last day of the calendar year are eligible to contribute up to 100% of their salary for the catch up contribution, up to the IRS maximum of $5,000 for 2006. The tax-deferred 401(k) contributions, net of any refunds, for each of our NEOs were the following for 2006: $17,872 for Mr. Quarforth, Mr. Rosberg, Mr. Maccarelli and Ms. McDermott and $12,872 for Mr. Moneymaker.

(2)	The bonus amount for Mr. Moneymaker represents the discretionary amount paid over and above the amount earned by meeting the performance measures in the non-equity incentive plan.
(3)

The values for 2006 were computed in accordance with SFAS No. 123 (revised 2004), Share-Based Payments (SFAS No. 123R) and represent the non-cash compensation cost recorded in our financial statements during 2006 related to shares of Class A Common Stock that were purchased by each NEO in May 2005 at $0.47 per share, which represented the fair value at the time of sale (see Note 9 in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006). The Class A shares were issued with repurchase rights which expire one-fourth annually over four years and over which period the shares vest. As a result of our initial public offering (“IPO”) in February 2006 and the concurrent modification of these shares to securities that were convertible to publicly traded common stock, the amount of non-cash compensation recognized increased significantly in 2006 due to a significant increase in the share value (from $6.36 per share on December 31, 2005 to $11.96 per share at the IPO date) and from the 50% vesting that occurred as a result of the IPO. The remaining 50% of the shares will vest equally in May 2007 and May 2008. For 2007 and 2008, we expect to recognize non-cash compensation relating to these shares that were purchased in 2005 by each NEO, as follows: $1,063,300 for 2007 and $354,433 for 2008 for Mr. Quarforth; $408,485 for 2007 and $136,162 for 2008 for Mr. Moneymaker; $464,194 for 2007 and $154,731 for 2008 for Mr. Rosberg; $380,640 for 2007 and $126,880 for 2008 for Mr. Maccarelli; and $151,920 for 2007 and $50,640 for 2008 for Ms. McDermott.

(4)	For 2006, our Company performance achievement percentage was 147.2% and the individual performance achievement percentages were: 100% for Mr. Quarforth, 110% for Mr. Moneymaker, 100% for Mr. Rosberg, 100% for Mr. Maccarelli and 100% for Ms. McDermott. For Mr. Moneymaker, the 10% discretionary amount paid over and above the amount earned by meeting the performance measures in the non-equity incentive plan has been reported in the “Bonus” column.
(5)	Consists entirely of the change in qualified pension values for each of the NEOs from September 30, 2005 to September 30, 2006 and the change in non-qualified pension values for each of the NEOs from December 31, 2005 to December 31, 2006.
(6)	All Other Compensation consists of the following:

•

In accordance with the terms and conditions as set forth in our IPO registration statement, we declared and paid a $1.13 per share dividend in June 2006 on all shares of Class B Common Stock. The portion of this dividend related to Class B Common Stock that was purchased in May 2005 under the Equity Incentive Plan by each NEO (formerly Class A Common Stock) amounted to: $657,919 for Mr. Quarforth, inclusive of $218,962 relating to shares that are not beneficially owned by Mr. Quarforth; $252,753 for Mr. Moneymaker; $287,221 for Mr. Rosberg, inclusive of $24,329 relating to shares that are not beneficially owned by Mr. Rosberg; $235,522 for Mr. Maccarelli, inclusive of $116,780 relating to shares that are not beneficially owned by Mr. Maccarelli, and $94,001 for Ms. McDermott;

•

Perquisites totaling more than $10,000 in the aggregate for Messrs. Quarforth, Moneymaker, Rosberg and Maccarelli, inclusive of an automobile allowance offered as a competitive perquisite, which includes a monthly vehicle allowance, gas reimbursement up to 12,000 miles and personal property tax reimbursement ($10,002 for Mr. Quarforth; $8,751 for Mr. Moneymaker; $8,120 for Mr. Rosberg and $8,388 for Mr. Maccarelli), country club dues and fees to foster business relationships ($8,605 for Mr. Quarforth; $1,930 for Messrs. Moneymaker and Rosberg and $2,167 for Mr. Maccarelli), additional term life insurance premium payments in accordance with the employment agreements ($1,119 for Mr. Quarforth; $586 for Mr. Moneymaker; $1,811 for Mr. Rosberg and $716 for Mr. Maccarelli), additional long-term disability premium payments of $2,682 for Mr. Quarforth and tax gross ups relating to the additional life insurance and long-term disability premium payments paid on behalf of the NEOs ($1,805 for Mr. Quarforth; $278 for Mr. Moneymaker; $860 for Mr. Rosberg and $340 for Mr. Maccarelli); and,

•

All other compensation benefits, each totaling less than $10,000, primarily inclusive of employer 401(k) match, group life insurance premium payments, accidental death and dismemberment payments, long-term disability payments, medical rebate, wellness reimbursement and taxable life insurance.

(7)	2006 salary, bonus and non-equity incentive plan compensation as a percentage of total compensation for each of our NEOs is as follows: 12.6% for Mr. Quarforth; 18.5% for Mr. Moneymaker; 17.9% for Mr. Rosberg; 18.9% for Mr. Maccarelli and 31.7% for Ms. McDermott.

Grants of Plan-Based Awards

Name	Grant Date							All Other Stock Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
James S. Quarforth	n/a	$96,658	$257,754	$515,507	—	—	—	—	—	n/a	—
Michael B. Moneymaker	n/a	48,525	133,444	266,888	—	—	—	—	—	n/a	—
Carl A. Rosberg	n/a	57,930	159,308	318,615	—	—	—	—	—	n/a	—
David R. Maccarelli	n/a	46,584	128,107	256,214	—	—	—	—	—	n/a	—
Mary McDermott	n/a	32,938	94,109	188,219	—	—	—	—	—	n/a	—

(1)	For 2006, our performance achievement percentage was 147.2% and the individual performance percentages were: 100% for Mr. Quarforth, 110% for Mr. Moneymaker, 100% for Mr. Rosberg, 100% for Mr. Maccarelli and 100% for Ms. McDermott. Therefore, on March 15, 2007, we made the following payouts to our NEOs: $379,413 for Mr. Quarforth; $216,072 for Mr. Moneymaker; $234,501 for Mr. Rosberg; $188,574 for Mr. Maccarelli and $138,529 for Ms. McDermott.

Our Compensation Committee makes awards of annual cash bonuses under our TIP. The TIP is available to all salaried-exempt employees of NTELOS Inc. with a hire date prior to October 1 of the applicable year, except those employees who are covered by a formal sales incentive plan. The TIP award is calculated by multiplying eligible earnings for the year by the individual’s targeted bonus percentage, our weighted Company performance achievement percentage and the individual’s performance achievement percentage. The TIP award entitles each NEO to receive a lump sum cash payment on or before March 15 of the succeeding year based on achievement of specified company performance goals established by the Board of Directors and based on achievement of individual performance objectives determined through the annual performance appraisal process. A NEO must achieve at least a minimum overall individual performance rating in order to be eligible for an award under this plan. Additionally, the TIP award may be increased or decreased by the Board of Directors as necessary to support business needs.

The targeted bonus percentages for our NEOs for 2006 were set forth in each NEO’s employment agreement as follows: 60% for Mr. Quarforth, 55% for Messrs. Moneymaker, Rosberg and Maccarelli and 50% for Ms. McDermott. If our Company performance is less than 100% of target, as described below, then the targeted bonus percentage for each of the NEOs is decreased by 15%.

Our performance was measured and weighted based on the following three factors for 2006, as determined by management and approved by the Board of Directors: (i) net income before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, capital restructuring fees, gain on sale of assets, advisory termination fees, other income and expenses, minority interests, reorganization items and non-cash compensation charges (“Adjusted EBITDA”), 50%, (ii) revenue, which measures total consolidated operating revenues from wireless, wireline and other communication services, net of inter-company eliminations, 25% and (iii) free cash flow (Adjusted EBITDA minus capital expenditures), 25%.

The following table details the minimum, target and maximum levels that had to be achieved in order for a 50%, 100% or 200% payout, respectively, for 2006:

($’s in thousands)	50% Minimum Payout			100% Target Payout			200% Maximum Payout
Performance Factor	2006 Minimum Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2006 Target Achievement Level	Increase over prior year ($)	Increase over prior year (%)	2006 Maximum Achievement Level	Increase over prior year ($)	Increase over prior year (%)
Adjusted EBITDA	$162,090	$15,305	10.4%	$168,090	$21,305	14.5%	$180,090	$33,305	22.7%
Revenue	421,128	28,910	7.4%	431,628	39,410	10.0%	452,628	60,410	15.4%
Free Cash Flow	75,088	17,475	30.3%	81,088	23,475	40.7%	93,088	35,475	61.6%

Actual achievement for 2006 was the following for each factor: Adjusted EBITDA achieved $173.1 million, or 141.7% of target; revenue achieved $440.1 million, or 140.2% of target; and free cash flow achieved $86.5 million, or 164.9% of target.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
James S. Quarforth	—	—	—	$—	n/a	193,820	$3,465,502	—	$—
Michael B. Moneymaker	—	—	—	—	n/a	111,601	1,995,426	—	—
Carl A. Rosberg	—	—	—	—	n/a	116,078	2,075,475	—	—
David R. Maccarelli	—	—	—	—	n/a	52,430	937,448	—	—
Mary McDermott	—	—	—	—	n/a	41,506	742,127	—	—

(1)	The Common Stock was acquired by the NEOs in 2005 through the purchase of shares of Class A Common Stock issued through the Equity Incentive Plan. The Class A shares were acquired at $0.47 per share, which represented the fair value at the time of sale. These shares were issued with repurchase rights which expire one-fourth annually over four years and over which period the shares vest. As a result of our initial public offering in February 2006, 50% of these shares vested and the remaining 50% of these shares, which are included in the table above, will vest equally in May 2007 and May 2008. Also in connection with the initial public offering, all of the shares were converted into shares of Class B Common Stock and were subject to a dividend distribution preference, which was satisfied in June 2006. Subsequent to this dividend distribution, each NEO converted his or her shares of Class B Common Stock into shares of Common Stock. For further information regarding the exchange and conversion of common stock in 2006, please refer to Note 9 in Part II, Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006.

The total shares for Messrs. Quarforth, Rosberg and Maccarelli included in the table above do not reflect shares originally purchased by each NEO which were subsequently transferred to irrevocable trusts or non-dependent family members in 2005 and which are no longer beneficially owned by these NEOs. The unvested portion of these shares amount to the following for each NEO: 96,684 for Mr. Quarforth; 10,743 for Mr. Rosberg and 51,564 for Mr. Maccarelli.

(2)	The market value of the Common Stock as of December 31, 2006 was $17.88 per share.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired Upon Vesting(1) (#)	Value Realized Upon Vesting(2) ($)
James S. Quarforth	—	$—	193,821	$2,318,099
Michael B. Moneymaker	—	—	111,602	1,334,760
Carl A. Rosberg	—	—	116,080	1,388,317
David R. Maccarelli	—	—	52,430	627,063
Mary McDermott	—	—	41,506	496,412

(1)	As described herein, effective upon the completion of our initial public offering on February 13, 2006, 50% of the aggregate number of shares of Class A Common Stock owned by each NEO vested.

The total shares for Messrs. Quarforth, Rosberg and Maccarelli included in the table above do not reflect shares originally purchased by each NEO which were subsequently transferred to irrevocable trusts or non-dependent family members in 2005 and which are no longer beneficially owned by these NEOs. The number of these shares that vested during 2006 amount to the following for each NEO: 96,683 for Mr. Quarforth; 10,743 for Mr. Rosberg and 51,564 for Mr. Maccarelli.

(2)	The market value of the Common Stock on the date of the initial public offering was $11.96 per share.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits(3) ($)	Payments During the Last Fiscal Year ($)
James S. Quarforth	Revised Retirement Plan for Employees of NTELOS Inc.(1)	27	$729,383	$—
	Supplemental Executive Retirement Plan(2)	27	1,989,861	—
Michael B. Moneymaker	Revised Retirement Plan for Employees of NTELOS Inc.(1)	12	185,231	—
	Supplemental Executive Retirement Plan(2)	12	172,246	—
Carl A. Rosberg	Revised Retirement Plan for Employees of NTELOS Inc.(1)	19	436,721	—
	Supplemental Executive Retirement Plan(2)	19	433,792	—
David R. Maccarelli	Revised Retirement Plan for Employees of NTELOS Inc.(1)	15	272,095	—
	Supplemental Executive Retirement Plan(2)	15	55,538	—
Mary McDermott	Revised Retirement Plan for Employees of NTELOS Inc.(1)	6	79,526	—
	Supplemental Executive Retirement Plan(2)	6	—	—

(1)	We offer a qualified pension plan (the Revised Retirement Plan for Employees of NTELOS Inc. or the “Pension Plan”) for all employees hired before October 1, 2003, to provide an annual retirement benefit. Each of our NEOs is a participant in the Pension Plan and the continuation of this plan is a condition of each NEO’s employment agreement. The Pension Plan is funded entirely by company contributions and there is a five year cliff vesting period. The accrued benefit is based on the monthly highest average compensation over a consecutive five-year period of employment with us and the NEO’s years of benefit service under the Pension Plan. A year of benefit service is a year in which a participant completes at least 1,000 hours of service. Compensation as defined in this plan includes total compensation from us for the year, increased by any pre-tax contributions made under our 401(k) plan and /or (Section 125) cafeteria plan. No more than the IRS maximum allowable compensation, or $220,000 for 2006, is taken into account for Pension Plan purposes.

A NEO may elect early retirement any time after age 55 and the completion of five years of service. If a NEO retires on or after an early retirement date, but prior to the normal retirement date (age 65 and the completion of five years of service), such NEO will be entitled to receive a monthly benefit commencing on the normal retirement date. If the NEO elects to have the monthly benefit commence prior to his or her normal retirement date, the monthly benefit will be reduced to reflect the earlier distribution of the benefit. The following schedule outlines the percent of benefit a NEO would receive if the NEO elects to have the monthly benefit commence prior to the normal retirement date:

	Percentage That Applies to Base Formula
	Participants Whose Age and Years of Service Equal at Least 85
Age at Retirement	Percentage That Applies to Covered Compensation	Percentage That Applies to Compensation in Excess of Covered Compensation	Participants with at least 25 years of service	All Other Participants
64	100.00%	100.00%	100.00%	93.33%
63	100.00%	100.00%	100.00%	86.67%
62	100.00%	100.00%	100.00%	80.00%
61	100.00%	95.00%	73.33%	73.33%
60	100.00%	90.00%	66.67%	66.67%
59	100.00%	85.00%	63.33%	63.33%
58	100.00%	80.00%	60.00%	60.00%
57	100.00%	75.00%	56.67%	56.67%
56	100.00%	68.80%	53.33%	53.33%
55	100.00%	63.20%	50.00%	50.00%

As noted in the above table, if a NEO has completed at least 25 years of benefit service and is at least 62 years of age, there will be no reduction for early retirement. Also noted in the above table, if the sum of the NEO’s age and years of benefit service equal 85 or more (“Rule of 85”), there will be no reduction in the benefit up to the average (without indexing) of the taxable wage bases in effect for each calendar year during the 35-year period ending with the last day of the calendar year in which the Participant attains (or will attain) Social Security retirement age (“Covered Compensation”). The present value of accumulated benefits in the Pension Benefits Table above have been computed assuming the NEOs will retire and the benefits will commence when they meet the Rule of 85 at the following dates: January 1, 2010 for Mr. Quarforth; January 1, 2019 for Mr. Moneymaker; January 1, 2013 for Mr. Rosberg and January 1, 2015 for Mr. Maccarelli. For Ms. McDermott, the Pension Benefits Table above reflects the present value of accumulated benefits at age 65, as she will reach age 65 before she meets the Rule of 85. She can retire on February 1, 2020 with no reduction in her pension benefit.

(2)	In addition to the Pension Plan, we provide the Executive Supplemental Retirement Plan (“SERP”) to supplement the retirement benefits payable under NTELOS Inc.’s tax-qualified plans to those key employees selected to participate. The SERP benefit is provided in the NEO’s employment agreements. The SERP Plan is a non-qualified, unfunded retirement plan and there is a seven year cliff vesting period. The SERP benefit is calculated by multiplying the NEO’s monthly highest average compensation over a consecutive five-year period of employment with us by the applicable percentage based on the NEO’s years of service (the “SERP Benefit Percentage(s)”), less the monthly retirement annuity payable under the Pension Plan, the monthly benefit payable to the NEO at age 62 under the Federal Social Security Act, the monthly benefit that would be payable to the NEO based on the employer-provided benefit under the 401(k) Plan and the monthly benefit calculated in connection with the lump sum distributions paid on December 31, 2004 upon liquidation of the SERP Plan that was adopted March 22, 1982 (the “Old SERP Plan”) and May 2, 2005 in connection with our acquisition of NTELOS Inc.

At December 31, 2006, the vested SERP Benefit Percentages were the following for our NEOs: 68.0% for Mr. Quarforth, 44.0% for Mr. Moneymaker, 56.0% for Mr. Rosberg, 50.0% for Mr. Maccarelli and 0% for Ms. McDermott. If a NEO voluntarily terminates employment with us, without good reason (as defined in the employment agreements), prior to reaching the normal retirement date or the Rule of 85, the payout is reduced by 50% to reflect early commencement based on the reasonable actuarial factors and assumptions employed under the Pension Plan. If a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control occurs, each NEO will receive credit for an additional two years of service, which would result in the following SERP Benefit Percentages as of December 31, 2006: 71.0% for Mr. Quarforth, 48.0% for Mr. Moneymaker, 59.0% for Mr. Rosberg, 53.0% for Mr. Maccarelli and 36.0% for Ms. McDermott. Additionally, if a NEO is terminated without cause, if he or she terminates employment for good reason or if a change of control and a concurrent termination occurs prior to what would have been the NEO’s normal retirement date, the 50% early commencement reduction shall not be reduced below the minimum benefit percentage calculated consistent with the methodology employed in the Pension Plan (as set forth in the SERP plan document). For each of our NEOs, the minimum SERP Benefit Percentage would be the following if the NEO were terminated without cause, if he or she terminated employment for good reason or if a change of control and concurrent termination occurred on December 31, 2006: 95.0% for Mr. Quarforth, 75.0% for Mr. Moneymaker, 88.0% for Mr. Rosberg, 83.0% for Mr. Maccarelli and 65.0% for Ms. McDermott.

(3)	The discount rate used in the calculation of the present value of accumulated benefits in the table above was 5.80%, which is consistent with the discount rate used for GAAP accounting purposes for 2006. The present value of accrued Pension benefits are as of September 30, 2006 and the present value of the accrued SERP benefits are as of December 31, 2006.

Change of Control and Severance Arrangements

Change of Control Arrangements

The employment agreements with our NEOs provide our NEOs with change of control protection. A “change of control” is defined in each of the NEO’s employment agreements to mean any of the following events, except that a change of control does not include any of the events described below that occurs directly or indirectly as a result of or in connection with the Quadrangle Entities and/or the CVC Entities and/or their affiliates, related funds and co-investors becoming the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing more than 51% of the combined voting power of the then outstanding securities, or our stockholders approve a merger, consolidation or reorganization between us and any other company and such merger, consolidation or reorganization is consummated, and after such merger, consolidation or reorganization any of the Quadrangle Entities, the CVC Entities and/or their respective affiliates, related funds and co-investors acquire more than 51% of the combined voting power of our then outstanding securities:

•

any person is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of our securities representing more than fifty-one percent (51%) of the combined voting power of the then outstanding securities;

•

consummation of a merger, consolidation or reorganization between us and any other company, or a sale of all or substantially all our assets (a “Transaction”), other than (i) a Transaction that would result in our voting securities outstanding immediately prior thereto continuing to represent either directly or indirectly more than 51% of the combined voting power of our then outstanding securities or such surviving or purchasing entity;

•	our stockholders approve a plan of complete liquidation for us and such liquidation is consummated;

•

a sale, transfer, conveyance or other disposition (whether by asset sale, stock sale, merger, combination or otherwise) (a “Sale”) of a “Material Line of Business” (as defined in each of the respective employment agreements) (other than any such sale to the Quadrangle Entities, the CVC Entities or their affiliates, related funds and co-investors ), except that with respect to this, there shall only be a change of control with respect to a NEO who is employed at such time in such Material Line of Business (whether full or part-time), and the NEO does not receive an offer for “comparable employment” with the purchaser and the NEO’s employment is terminated by us or any of our affiliates no later than six months after the consummation of the Sale of the Material Line of Business. For these purposes, “comparable employment” means that (i) the NEO’s base salary and target incentive payments are not reduced in the aggregate, (ii) the NEO’s job duties and responsibilities are not diminished (but a reduction in our size as the result of a Sale of a Material Line of Business, or the fact that the purchaser is smaller than us, shall not alone constitute a diminution in the named executive officer’s job duties and responsibilities), (iii) the NEO is not required to relocate to a facility more than 50 miles from the NEO’s principal place of employment at the time of the Sale and (iv) the NEO is provided benefits that are comparable in the aggregate to those provided to the NEO immediately prior to the Sale; or

•

during any period of 12 consecutive months, the individuals who constituted our Board of Directors as of May 2, 2005, and any new director who either (i) was elected by the board or nominated for election by our stockholders was approved by a vote of more than 50% of the directors then still in office who either were directors as of May 2, 2006, or whose election or nomination for election was previously so approved or (ii) was appointed to the board pursuant to the designation of Quadrangle Entities and/or the CVC Entities, cease for any reason to constitute a majority of the board.

In the event of the occurrence of both (i) a change of control and (ii) a concurrent termination of a NEO in accordance with his or her employment agreement and assuming these events took place on December 31, 2006, each NEO will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer	Cash and Other Benefits (1)	Accelerated Vesting of Outstanding Unvested Shares (2)	Total (3)
James S. Quarforth	$4,905,298	$3,375,290	$8,280,588
Michael B. Moneymaker	1,788,380	1,943,483	3,731,863
Carl A. Rosberg	2,856,594	2,021,448	4,878,042
David R. Maccarelli	2,059,958	913,045	2,973,003
Mary McDermott	1,140,532	722,809	1,863,341

(1)	These payments include the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) 2006 earned and unpaid TIP payment, which is included in the Summary Compensation table below (as of December 31, 2006, we have an accrued TIP liability covering our NEOs of $1.2 million in the aggregate), (d) TIP payment for the severance period, (e) continued participation in our welfare benefit plans during the termination period, (f) participation in our post-retirement medical and life insurance benefits plan, regardless of whether the NEOs are otherwise eligible to participate in such plan, (g) accrued pension benefit, such amount payable over time in the form of an annuity commencing at age 55, and (h) SERP lump sum payment, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage, which reduces the 50% early commencement reduction based on the number of years of service each NEO has achieved toward receiving a full benefit (as of December 31, 2006, we have an accrued SERP liability covering our NEOs of $5.1 million in the aggregate).
(2)

This includes the value of 100% of the unvested shares of Common Stock that would have vested on May 2, 2007 and May 2, 2008, which shares are treated as issued and outstanding in our financial statements for the year ended December 31, 2006 (193,820 shares for Mr. Quarforth; 111,601 shares for Mr. Moneymaker; 116,078 shares for Mr. Rosberg; 52,430 shares for

Mr. Maccarelli and 41,506 shares for Ms. McDermott), at the market price per share on December 31, 2006, or $17.88 per share, less the price at which we would have repurchased the shares if vesting had not occurred, or $0.47 per share.

(3)	In addition, each NEO will be entitled to payment of the NEO’s earned and unpaid base salary to the date of termination, if any. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

In the event of a change of control and a NEO is still employed by us at such time, the term of each employment agreement will be extended so that the term will not expire for at least 24 months from the date of the change of control. Upon the occurrence of a change of control and a NEO remains employed by us and assuming the change of control took place on December 31, 2006, each NEO will be entitled to the following estimated payments and accelerated vesting:

Named Executive Officer	Cash and Other Benefits (1)	Accelerated Vesting of Outstanding Unvested Shares (2)	Total
James S. Quarforth	$1,447,134	$3,375,290	$4,822,424
Michael B. Moneymaker	407,541	1,943,483	2,351,024
Carl A. Rosberg	753,368	2,021,448	2,774,816
David R. Maccarelli	509,812	913,045	1,422,857
Mary McDermott	246,071	722,809	968,880

(1)	These payments include the present value of the following payments and benefits: SERP lump sum payment, inclusive of additional vesting of two years for purposes of this payment and which does not represent a permanent increase in vesting (as of December 31, 2006, we have an accrued SERP liability covering our NEOs of $5.1 million in the aggregate).
(2)	This includes the value of 100% of the unvested shares of Common Stock that would have vested on May 2, 2007 and May 2, 2008, which shares are treated as issued and outstanding in our financial statements for the year ended December 31, 2006 (193,820 shares for Mr. Quarforth; 111,601 shares for Mr. Moneymaker; 116,078 shares for Mr. Rosberg; 52,430 shares for Mr. Maccarelli and 41,506 shares for Ms. McDermott), at the market price per share on December 31, 2006, or $17.88 per share, less the price at which we would have repurchased the shares if vesting had not occurred, or $0.47 per share.

Severance Arrangements

Each NEO’s employment agreement provides for severance arrangements upon the occurrence of certain events. Each NEO’s employment agreement terminates automatically upon his or her death. In addition, we may terminate a NEO’s employment if he or she becomes disabled. We may also terminate the NEO’s employment for any other reason with or without cause (as defined in the employment agreement). The NEO may terminate his or her employment upon prior written notice of at least 60 days. If the NEO terminates his or her employment for good reason (as defined in the employment agreement), it will be deemed a termination of the NEO’s employment without cause by us.

If a NEO’s employment is terminated for any reason, the NEO is entitled to receive (i) earned and unpaid base salary to the date of termination; (ii) unreimbursed business and entertainment expenses; and (iii) the employee benefits to which he or she is entitled pursuant to the applicable employee benefit plans. If a NEO’s employment is terminated other than for cause or if he or she terminates employment for good reason, the NEO also will be entitled to receive a pro rata portion of his or her bonus payments from the TIP for that year. If a NEO is terminated, other than for cause or by death or disability, or if he or she terminates employment for good reason, the NEO is entitled to (i) a percentage of his or her base salary (75% for Ms. McDermott, 50% for Messrs. Quarforth and Moneymaker and 40% for Messrs. Rosberg and Maccarelli) for 24 months; (ii) a lump sum, determined on a net present value basis, equal to two times the full bonus potential under the TIP for the year of the termination; (iii) continued participation in the employee welfare benefit plans (other than disability and life insurance) for 24 months; and (iv) post-retirement medical benefits, regardless of whether such NEO is otherwise eligible for them, under our post-retirement benefit plan. To the extent necessary to comply with Section 409A of the Internal Revenue Code of 1986, we may delay termination payments for a period of six months as necessary to avoid any excise tax. After the six-month period expires, all payments which would have otherwise been required to have been made over such six-month period shall be paid to the NEO in one lump sum payment. Thereafter, payments continue for the remainder of the termination period in such periodic installments as were being paid immediately prior to the termination date. If a NEO dies while still an employee, the NEO’s surviving spouse or, if none, the NEO’s estate is entitled to payment of any earned and unpaid bonus payments under the TIP and the death benefits under our employee benefit plans will be paid to the NEO’s beneficiaries.

In addition, if a NEO is terminated without cause or if he or she terminates employment for good reason, the remaining unvested portion of the shares of Common Stock owned by such NEO that remain to be vested by the next anniversary of the effective date of the change of control will vest proportionately based on the number of full calendar quarters that have elapsed since the last anniversary of such effective date through the date of termination.

If a NEO resigns or is terminated for any reason other than cause, we can buy back the remaining unvested portion of the shares of Common Stock owned by such NEO at the adjusted cost price (approximately $0.47 per share). If a NEO is terminated for cause, we can buy back the remaining unvested portion of the shares of Common Stock owned by such NEO at the lesser of fair market value or the adjusted cost price.

If any benefits payable or to be provided under the employment agreements and any other payments from us or any affiliate would subject the NEO to any excise taxes and penalties imposed on “parachute payments” within the meaning of Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, or any similar tax imposed by state or local law, then such payments or benefits will be reduced (but not below $0) if, and only to the extent that, such reduction will allow the NEO to receive a greater net after tax amount than the NEO would receive without such reduction.

As part of each NEO’s employment agreement and as consideration for the termination payments described above, during the NEO’s employment and for a period of 24 months thereafter, which we refer to as the non-competition period, the NEO will (i) not compete, directly or indirectly, with us or any subsidiary or (ii) solicit certain current and former employees. As consideration for the NEO’s non-competition and non-solicitation agreement, the NEO will receive an amount equal to a percentage of his or her base salary during the non-competition period, but only if we have terminated the NEO without cause or if the NEO has terminated his or her employment for good reason. The applicable percentages are 60% for Messrs. Rosberg and Maccarelli, 50% for Messrs. Quarforth and Moneymaker and 25% for Ms. McDermott. If the NEO breaches any of the non-competition or non-solicitation restrictions, the NEO will not receive any further payments and the NEO will repay any payments previously received. The agreements also prohibit the NEOs from using any of our confidential or proprietary information at any time for any reason not connected to their employment with us.

The following table shows the estimated payments and benefits for each NEO under the various employment termination scenarios discussed above assuming the triggering event took place on December 31, 2006 and the price per share of our Common Stock is $17.88 per share, the closing market price as of that date.

Triggering Event	James S. Quarforth	Michael B. Moneymaker	Carl A. Rosberg	David R. Maccarelli	Mary McDermott
Termination for cause[a,g]	$418,568	$148,132	$326,074	$253,613	$84,790
Voluntary termination[b,g]	1,743,819	486,323	998,683	700,022	84,790
Retirement[c,g]	1,743,819	486,323	998,683	700,022	84,790
Death[d,g]	1,580,957	1,364,791	1,952,393	1,468,574	740,297
Disability[e,g]	3,572,386	1,945,489	2,165,790	1,577,951	1,081,674
Termination without cause or termination by the NEO for good reason[f,g]	5,749,120	2,274,250	3,361,956	2,288,219	1,321,234

[a]

Includes the present value of accrued Pension benefits, which amounts shall be payable over time in the form of an annuity commencing at age 55 and which represent a 50% early benefit commencement reduction.

[b]

Includes the present value of accrued Pension and SERP benefits, which amounts shall be payable over time in the form of an annuity commencing at age 55 and which represent a 50% early benefit commencement reduction.

[c]

Amounts are equal to the voluntary termination scenario as none of our NEOs met the definition of retirement (age 65 with the completion of five years of service) or early retirement (age 55 with the completion of five years of service) on December 31, 2006.

[d]

Includes the present value of the following payments and benefits: a) accrued Pension benefits payable to the surviving spouse, if applicable, which amounts represent a one-half survivor annuity commencing at the time which the deceased NEO would have attained age 55 and which reflects a 50% early benefit commencement reduction, b) accrued SERP benefits, which shall be payable over time in the form of an annuity commencing at the time which the deceased NEO would have attained age 55 and which amounts represent a 50% early benefit commencement reduction, c) earned and unpaid TIP payment to the date of termination, which is included in the Summary Compensation table below (as of December 31, 2006, we have an accrued liability covering our NEOs of $1.2 million in the aggregate), d) life insurance payment, which is a liability of the life insurance company, representing one time each NEO’s annual salary, for which we pay the premiums and which is a benefit provided to all full-time employees and e) executive supplemental life insurance payout in accordance with each of the NEO’s employment agreements, which is a liability of the life insurance company. The above amounts do not include supplemental life insurance payment, if applicable, for which each NEO paid the full premium and which is a benefit provided to all full-time employees. Supplemental life insurance is a liability of the life insurance company.

[e]

Includes the present value of the following payments and benefits: a) accrued Pension benefits, which shall be payable over time in the form of an annuity commencing at age 55 and which amounts represent a 50% early benefit commencement reduction, b) accrued SERP benefits, which shall be payable over time in the form of an annuity commencing at age 55 for those NEOs with seven or more years of service and which amounts represent a 50% early benefit commencement reduction, c) long-term disability coverage until age 65, which is a benefit provided for all full-time employees and which is a liability of our long-term disability provider, d) supplemental long-term disability coverage for Mr. Quarforth until age 65, which is a liability of the long-term disability provider and e) earned and unpaid TIP payment to the date of termination, which is included in the Summary Compensation table below (as of December 31, 2006, we have an accrued liability covering our NEOs of $1.2 million in the aggregate).

[f]

Includes the present value of the following payments and benefits: (a) termination payment, (b) non-compete payment, (c) earned and unpaid 2006 TIP payment to the date of termination, which is included in the Summary Compensation table below (as of December 31, 2006, we have an accrued liability covering our NEOs of $1.2 million in the aggregate), (d) TIP payment for the severance period, (e) continued participation in our welfare benefit plans during the termination period, (f) participation in our post-retirement medical and life insurance benefits plan, regardless of whether our NEOs are otherwise eligible to participate in such plan, (g) accrued Pension benefit, payable over time in the form of an annuity commencing at age 55 and reflecting an early benefit commencement reduction, (h) accrued SERP benefit of $5.9 million in the aggregate, which shall be payable over time in the form of an annuity commencing at age 55, with additional vesting of two years for purposes of this calculated benefit and which does not represent a permanent increase in vesting and the application of the minimum benefit percentage as described above and (i) accelerated vesting of 50% of the shares of our Common Stock that would have vested on May 2, 2007 at the market price per share on December 31, 2006, or $17.88 per share, less the price at which we would have repurchased the shares if vesting had not occurred, or $0.47 per share. The value of the unvested shares that would become vested assuming termination without cause or for good reason on December 31, 2006, is as follows, assuming a stock price of $17.88 on such date:

Named Executive Officer	Total Unvested Shares	Unvested Shares that Would Become Vested Upon Termination Without Cause or For Good Reason	Value of Accelerated Vesting Upon Termination Without Cause or For Good Reason
James S. Quarforth	193,820	48,455	$843,823
Michael B. Moneymaker	111,601	27,900	485,871
Carl A. Rosberg	116,078	29,020	505,362
David R. Maccarelli	52,430	13,108	228,261
Mary McDermott	41,506	10,377	180,702

[g]

In addition to the payments included above, each NEO will be entitled to payment of his or her earned and unpaid base salary to the date of termination. The NEO will also be entitled to unreimbursed business and entertainment expenses in accordance with our policy, and unreimbursed medical, dental and other employee benefit expenses incurred in accordance with our employee benefit plans. Termination also will not divest the NEO of any previously vested benefit or right unless the terms of such vested benefit or right specifically require divestiture where the NEO’s employment is terminated for cause.

AUDIT COMMITTEE

Pursuant to SEC rules for proxy statements, the Audit Committee of the Board of Directors has prepared the following Audit Committee Report. The Audit Committee intends that this report clearly describe our current audit program, including the underlying philosophy and activities of the Audit Committee.

Audit Committee Report

The primary function of the Audit Committee of the Board of Directors is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing:

•	our accounting and financial reporting processes;

•	the reliability of our financial statements;

•	the effective evaluation and management of our financial risk;

•	our compliance with laws and regulations; and

•	the maintenance of an effective and efficient audit of our annual financial statements by a qualified and independent auditor.

The Audit Committee operates under a written charter, a copy of which is attached hereto as Appendix A. The Audit Committee charter provides that the Audit Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Audit Committee and the Board of Directors. During the past year, the Audit Committee has reviewed and revised its charter and determined that the charter adequately and effectively defines the duties and responsibilities of the Audit Committee. Consistent with this function, the Audit Committee encourages continuous improvement of, and fosters adherence to, our policies, procedures and practices at all levels. The Audit Committee is accountable and responsible to the full Board of Directors.

Composition and Qualifications of Audit Committee

The Audit Committee presently consists of three non-employee directors: Mr. Heneghan (Chairman), Mr. Biltz and Mr. Hertz. Each member of the Audit Committee is independent, financially literate and is free from any relationship that, in the judgment of the Board of Directors, would interfere with the exercise of independent judgment as a member of the Audit Committee. The Board of Directors has determined that Mr. Heneghan is an “audit committee financial expert,” as defined by regulations promulgated by the SEC. The Audit Committee is, and will continue to be, composed of members that meet the independence, knowledge and experience requirements of Nasdaq as set forth in the NASD Listing Standards for Nasdaq-listed companies.

Election and Meetings

The Board of Directors annually elects the members of the Audit Committee to serve for a term of one year or other length of term, in the discretion of the Board of Directors, and shall otherwise serve until their successors are duly elected and qualified. Each member of the Audit Committee shall serve at the pleasure and discretion of the Board of Directors and may be replaced or removed by the Board of Directors at any time and from time to time in its discretion. The Board of Directors shall designate the Chairman of the Audit Committee.

The Audit Committee meets quarterly, or more frequently as circumstances require. The Audit Committee met nine times during 2006. The Audit Committee meets as often as it deems advisable with representatives from our executive management and independent registered public accounting firm in separate sessions to discuss any matters that the Audit Committee or either of these groups believes should be discussed. In addition, the Audit Committee or its Chairman meets with representatives of the independent registered public accounting firm and our management at least quarterly to review our financial statements.

Responsibilities and Duties

To fulfill its responsibilities and duties, the Audit Committee performed the following during the year ended December 31, 2006:

Documents/Reports Review

1. Reviewed and discussed our annual financial statements, management’s updates on internal control over financial reporting and all certifications, reports, opinions or reviews rendered by our independent registered public accounting firm.

2. Discussed with our financial management and representatives of the independent registered public accounting firm, prior to filing with the SEC, audited and unaudited financial statements and certain other disclosures to be included in our Quarterly Reports on Form 10-Q, Annual Report on Form 10-K and other reports that contain financial information. Management has represented to the Audit Committee that our financial statements were prepared in accordance with U.S. generally accepted accounting principles.

Independent Registered Public Accounting Firm

3. Recommended to the Board of Directors the selection of KPMG LLP as our independent registered public accounting firm for 2007. The Audit Committee evaluates the performance of the independent registered public accounting firm. The Audit Committee has discussed with representatives of the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU Sect. 380), regulations promulgated by the SEC and the Public Company Accounting Oversight Board. These discussions included the scope of the independent registered public accounting firm’s responsibilities; significant accounting adjustments; any disagreements with management; the quality, not just the acceptability, of accounting principles; reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee has received the written disclosures and the letter from KPMG LLP relating to the independence of that firm as required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees), and has discussed with KPMG LLP that firm’s independence with respect to NTELOS.

4. Approved all fees and other compensation paid to KPMG LLP. Monitored compliance with pre-approval policies and procedures, and otherwise pre-approved all non-audit engagements of KPMG LLP.

5. Periodically consulted with representatives of the independent registered public accounting firm out of the presence of our management regarding internal controls and the fullness and accuracy of our financial statements.

Financial Reporting Process

6. In consultation with representatives of the independent registered public accounting firm and our internal financial and accounting personnel, reviewed the integrity of our financial reporting process, both internal and external.

7. Considered any significant judgments made in management’s preparation of our financial statements and management’s view of each as to the appropriateness of such judgments.

8. Considered the independent registered public accounting firm’s judgments about the quality and appropriateness of our accounting principles as applied to its financial reporting.

Legal Compliance/Risk Management; General

9. Reviewed legal compliance matters, including corporate securities trading policies, and legal matters that could have a significant impact on our financial statements.

10. Reviewed and discussed with management our major financial and operating risks and exposures and the steps management has taken to monitor and control such risks and exposures, including our risk assessment and risk management policies.

11. During the year ended December 31, 2006, management updated the documentation and performed testing and evaluation of our internal control over financial reporting in preparation to respond to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations for the fiscal year ended December 31, 2007. In this regard, the Audit Committee received periodic updates provided by management and the independent registered public accounting firm at each regularly scheduled Audit Committee meeting.

Based on the Audit Committee’s discussions with management and KPMG LLP, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

Submitted by: Audit Committee

Daniel Heneghan (Chairman)
Timothy G. Biltz
Eric Hertz

The Audit Committee Report does not constitute solicitation material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate this report by reference therein.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of KPMG LLP, independent registered public accounting firm, to audit and report on our financial statements for the year ending December 31, 2007. We have employed KPMG LLP as our independent registered public accounting firm beginning with the year ended December 31, 2003. It is expected that a representative of KPMG LLP will be present at the 2007 Annual Meeting of Stockholders to answer questions of stockholders and will have the opportunity, if desired, to make a statement.

In connection with the audit of the 2006 financial statements, we entered into an engagement agreement with KPMG LLP which set forth the terms by which KPMG LLP will perform audit services for us. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of damages other than the prevailing party’s actual damages.

The following is a description of the fees billed and to be billed to us by KPMG LLP for the years ended 2006 and 2005.

	Year ended December 31,
	2006	2005
Audit fees	$471,933	$1,588,630
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	775

Total	$471,933	$1,589,405

Audit Fees

Audit fees include fees paid by us to KPMG LLP in connection with the annual audit of our consolidated financial statements, KPMG LLP’s review of our interim financial statements and KPMG’s review of our Annual Report on Form 10-K. Audit fees also include fees for services performed by KPMG LLP that are closely related to the audit and in many cases could only be provided by our independent auditors. Such services include comfort letters and consents related to SEC registration statements and certain reports relating to our regulatory filings.

Audit Related Fees

KPMG LLP did not perform any audit related services for us during the years ended 2006 and 2005.

Tax Fees

KPMG LLP did not perform any tax services for us during the years ended 2006 and 2005.

All Other Fees

Other fees in 2005 include fees paid by us to KPMG LLP in connection with personal financial planning meetings and seminars.

Audit Committee Pre-Approval Policy

The Audit Committee’s policy is that all audit and non-audit services provided by its independent registered public accounting firm, shall either be approved before the independent registered public accounting firm is engaged for the particular services or shall be rendered pursuant to pre-approval procedures established by the Audit Committee. These services may include audit services and permissible audit-related services, tax services and other services. Pre-approval spending limits for all services to be performed by the independent registered public accounting firm are established periodically by the Audit Committee, detailed as to the particular service or category of services to be performed and implemented by our financial officers. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. Any audit or non-audit service fees that we may incur that fall outside the limits pre-approved by the Audit Committee for a particular service or category of services require separate and specific pre-approval by the Audit Committee prior to the performance of services. For each fiscal year, the Audit Committee may determine the appropriate ratio between the total amount of fees for audit, audit-related and tax and other services. The Audit Committee may revise the list of pre-approved services from time to time. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with the SEC rules on auditor independence.

THE AUDIT COMMITTEE UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2007.

Stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm is not required but is being presented as a matter of good corporate practice. Notwithstanding stockholder ratification of the appointment of the independent registered public accounting firm, the Audit Committee, in its discretion, may direct the appointment of a new independent registered public accounting firm if the Audit Committee believes that such a change would be in our best interests and the best interests of our stockholders. If the stockholders do not ratify the appointment, the Audit Committee will reconsider the appointment.

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before the 2007 Annual Meeting of Stockholders. However, if any other matters are properly brought before the 2007 Annual Meeting of Stockholders, the persons appointed in the accompanying proxy intend to vote the shares represented thereby in accordance with their best judgment.

SOLICITATION OF PROXIES

The cost of the solicitation of proxies on behalf of NTELOS will be borne by us. In addition, our directors, officers and other employees may, without additional compensation except reimbursement for actual expenses, solicit proxies by mail, in person or by telecommunication. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to such materials from, beneficial owners.

STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

In order for proposals of stockholders to be considered for inclusion in the proxy materials for the 2008 Annual Meeting of Stockholders, such proposals must be received by us at our executive offices at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Secretary or Assistant Secretary, by November 27, 2007.

Stockholders may bring business before the annual meeting only in accordance with the provisions of our bylaws, which require, among other things, that notice be given to us. The 2008 Annual Meeting of Stockholders is currently scheduled for May 2, 2008. Management may use its discretionary authority to vote against any such proposals.

ANNUAL REPORT ON FORM 10-K

We will provide without charge to each person to whom this proxy statement has been delivered on the written request of any such person, a copy of our Annual Report on Form 10-K for the year ended December 31, 2006, including the financial statements. Requests should be directed to NTELOS Holdings Corp., 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Director—Investor Relations. Our Annual Report on Form 10-K also may be accessed through our website at www.ntelos.com. A list of exhibits to the Annual Report on Form 10-K will be included in the copy of the Annual Report on Form 10-K. Any of the exhibits may be obtained by referring to the filings referenced in the exhibit listing, any of which may be obtained at the SEC’s website, www.sec.gov, or by written request to the Director—Investor Relations.

BENEFICIAL OWNERS

Unless we have received contrary instructions, we may send a single copy of our Annual Report, proxy statement and notice of Annual Meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our annual disclosure documents this year or in future years, follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our annual disclosure documents, follow these instructions.

If your shares are registered in your own name, please contact us at our executive offices at 401 Spring Lane, Suite 300, P.O. Box 1990, Waynesboro, Virginia 22980, Attention: Director—Investor Relations, to inform us of your request. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

By order of the Board of Directors,

/s/ James S. Quarforth
James S. Quarforth
Chairman of the Board

Waynesboro, Virginia

March 26, 2007

Appendix A

NTELOS HOLDINGS CORP.

Audit Committee Charter

(As of October 26, 2006)

Introduction

The Board of Directors of NTELOS Holdings Corp. (the “Company”) has constituted an Audit Committee (the “Committee”) that shall have responsibility for overseeing:

☐	the accounting and financial reporting processes of the Company;

☐	reliability of the Company’s financial statements;

☐	effective evaluation and management of the Company’s financial risks;

☐	the Company’s compliance with laws and regulations; and

☐	maintenance of an effective and efficient audit of the Company’s annual financial statements by a qualified and independent auditor.

The Committee shall preserve open avenues of communication among the external auditors, internal auditors, financial management, senior management, the Committee and the Board of Directors.

This Charter sets out the specific responsibilities delegated by the Board of Directors to the Committee and details the manner in which the Committee shall operate.

In the exercise of its oversight responsibilities, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s financial statements fairly present the Company’s financial position and results of operation and are in accordance with generally accepted accounting principles. Instead, such duties remain the responsibility of management and the outside independent registered public accounting firm. Nothing contained in this charter is intended to alter or impair the operation of the “business judgment rule” as interpreted by the courts under the Delaware General Corporation Law. Further, nothing contained in this charter is intended to alter or impair the right of the members of the Committee under the Delaware General Corporation Law to rely, in discharging their responsibilities, on the records of the Company and on other information presented to the Committee, Board or the Company by its officers or employees or by outside experts.

Composition of the Committee

The Committee shall be composed of no fewer than three directors, each of whom shall be able to read and understand fundamental financial statements, including balance sheets, income statements and cash flow statements. In addition, at least one member of the Committee shall be an “audit committee financial expert” as defined by the rules of the Securities Exchange Commission (the “SEC”). Furthermore, the composition of the Committee shall satisfy the independence requirements of The Nasdaq Stock Market, Inc. (“Nasdaq”) within the time requirements established by Nasdaq, all as determined by the Board of Directors. Compensation for services as a director (including Committee memberships) is the only compensation the Committee members may receive from the Company. Any member of the Committee may be replaced by the Board of Directors.

Responsibilities

Effective Management of Financial Risks

The Committee shall review and discuss with management and the independent auditors the establishment and maintenance of systems of accounting and internal control to manage financial risk. The Committee shall periodically consult with the independent auditor out of the presence of the Company’s management regarding internal control over financial reporting and the fullness and accuracy of the Company’s financial statements.

The Committee shall review and discuss with management and the independent auditors the integrity and prudence of the Company’s internal control systems, including periodic review of policies and/or practices.

The Committee shall review and discuss with management and the independent auditors the establishment and maintenance of disclosure controls to promote timely, accurate, compliant and meaningful disclosure in the Company’s periodic reports to the SEC.

The Committee shall make the Board of Directors aware of any matters that have come to its attention that may significantly impact the financial condition or affairs of the Company, and help assess the related risks and planned actions to manage those risks.

The Reliability of the Company’s Financial Statements

Management and the independent auditors shall review with the Committee a draft of the Company’s annual financial statements and drafts of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Such reviews shall include the Company’s disclosure under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Quarterly, the independent auditors shall provide to the Committee a review letter as contemplated by Statement on Auditing Standards No. 100. Periodically during the fiscal year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Company’s structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed and related disclosures by the Company and the conclusions expressed in the Company’s financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

The independent auditors and the Company’s management shall identify to the Committee business and financial issues that may significantly impact the Company’s financial statements and internal control systems. Legal counsel shall identify to the Committee legal issues that may significantly impact such financial statements and systems. At least annually, legal counsel shall report to the Committee as to all significant litigation, threatened litigation or potential litigation in which the Company and its subsidiaries are or may be engaged, as well as the anticipated or potential impact of such litigation, threatened litigation or potential litigation on the Company.

Both management and the independent auditors shall report promptly to the Committee any material weaknesses and significant deficiencies in internal control systems. The independent auditors shall promptly identify to the Committee any audit problems or difficulties, including any areas of disagreement with management in the preparation of financial statements. The Committee shall also consider any response by management.

The Committee shall review the Company’s accounting policies and practices in the light of the requirements of the Financial Accounting Standards Board (FASB), the SEC, the Public Company Accounting Oversight Board (PCAOB) and the American Institute of Certified Public Accountants (AICPA). The Committee shall review at least annually the Company’s description of its critical accounting policies. Any significant changes in those policies must be approved in advance by the Committee.

Compliance with Laws and Regulations

Legal counsel shall periodically update the Committee regarding (i) developments in the law relating to the responsibilities and liabilities of directors, and (ii) any significant changes in the various rules, regulations and laws that relate generally to the Company’s business operations and the extent to which the Company is complying with such laws.

Management shall report as soon as possible to the Chairman of the Committee any material violation of laws or governmental regulations. At least annually, management shall review with the Committee the Company’s monitoring efforts and procedures to ensure compliance with laws and governmental regulations.

Maintenance of Effective and Efficient Audit Processes

The Committee, as the Board of Directors’ representative, shall have the sole authority to appoint, determine funding for and oversee the independent auditors. Each year the Committee shall appoint the independent auditors and, if the Committee deems appropriate, subject to shareholder ratification at the annual meeting. The Committee shall require the independent auditors to submit at least annually a formal written statement (i) describing the firm’s internal quality control procedures, (ii) identifying any material issues raised by the most recent internal quality control review, or peer review, of the firm, (iii) describing any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits by the firm, and any steps taken to deal with any such issues, and (iv) delineating all relationships between the independent auditors and the Company, including audit and non-audit assignments and the fees and any other compensation paid to the independent auditors therefor. The Committee shall pre-approve all audit services and all permissible non-audit services to be provided by the independent auditor. The Committee is responsible for actively engaging in a dialogue with the independent auditors with respect to any disclosed relationships or services that may impact the objectivity or independence of the independent auditors.

With respect to each fiscal year, the Committee shall meet with the independent auditors, the internal auditors and the senior management to review the scope and methodology of the proposed audits for such fiscal year. The independent auditors and the internal auditors shall provide regular reports to the Committee during the fiscal year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

The Committee shall evaluate the qualifications, experience, performance and independence of the senior members of the independent auditor team, including that of the independent auditor’s lead and concurring partners, taking into consideration the opinions of management and the internal auditors and present its conclusions with respect to such evaluations to the Board of Directors.

The Committee shall monitor the regular rotation of the lead and concurring audit partners as required by the rules and regulations of the SEC and Nasdaq in order to assure continuing independence of the independent auditor.

The Committee shall review with the independent auditor any audit problems or difficulties raised by the independent auditor and management’s response. Such review shall include any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise). Both management and the independent auditor shall report promptly to the Committee any material weaknesses in internal control systems. The Committee shall review any “management” or “internal control” letters issued, or proposed to be issued, by the audit firm to the Company and any discussions with the independent auditor’s national office respecting auditing or accounting issues presented by the engagement.

Other Responsibilities

Management shall report to the Committee any proposed related party transaction that might be considered material to the Company or the related party, or required to be disclosed pursuant to SEC Regulation S-K, Item 404, and the Committee shall be responsible for the review and oversight contemplated by Nasdaq with respect to any such reported transactions.

The Committee shall establish procedures to ensure timely and current disclosures of material changes in financial condition or operations.

The Committee shall discuss with management the Company’s policies and practices regarding earnings press releases, as well as any financial information and earnings guidelines provided to analysts and rating agencies.

The Committee or a designated member of the Committee shall review and discuss with the Company’s financial management and its independent auditor, prior to filing with the SEC, all audited and unaudited financial statements, management’s discussion and analysis, and other disclosures to be included in the Company’s 10-Q Quarterly Reports, 10-K Annual Reports and other reports that contain financial information.

The Committee shall prepare the Audit Committee Report required by the SEC to be included in the Company’s annual proxy statement.

The Committee shall set clear hiring policies with respect to any current or former employees of the independent auditors in accordance with rules and regulations of the SEC and Nasdaq.

The Committee shall have the exclusive authority to oversee, investigate and take remedial action with respect to any and all complaints regarding accounting, internal accounting controls or auditing matters. The Committee shall establish procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. In addition, at least annually, the Committee shall report to the Board of Directors as to the status of all complaints relating to material accounting, internal accounting controls or auditing matters of which the Committee is aware.

Commencing with the fiscal year ended December 31, 2007, the Committee shall review the reports of management and the independent auditors to be included in the Company’s Form 10-K Annual Reports in compliance with Section 404 of the Sarbanes-Oxley Act of 2002 relating to (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting. In this regard, the Committee shall receive periodic updates from management and the independent auditors at each regularly scheduled Committee meeting as to the status of management’s review of the effectiveness of internal control over financial reporting.

The Committee shall perform or undertake on behalf of the Board of Directors any such other tasks or actions as the Board of Directors may from time to time authorize.

Administration of the Committee

The Chairman of the Committee shall be appointed by the Board of Directors. The Secretary of the Committee shall be the Corporate Secretary or his designee. The proceedings of all Committee meetings shall be documented in minutes.

Regular meetings of the Committee shall be held at least four times a year. Special meetings of the Committee may be convened by the Chairman or a majority of the Committee members. The internal or external auditors may request a meeting if they consider that one is necessary. A majority of the members of the Committee shall constitute a quorum for the transaction of business.

As an element of its duties to encourage and facilitate open communication, the Committee should meet as often as it deems advisable with representatives from the Company’s executive management, internal auditing department and its independent auditor in separate sessions to discuss any matters that the Committee or any of these groups believe should be discussed. In addition, the Committee should meet with the Company’s independent auditor and a representative(s) of the Company’s management at least quarterly to review the Company’s financial statements.

The Committee shall have the authority to engage independent counsel and other advisors, as it deems necessary to carry out its duties. The Committee shall have sole authority to agree to fees and other terms of engagement of any such independent counsel and other advisors.

Board Reporting

The Chairman of the Committee shall report the results of each Committee meeting at the next regular meeting of the Board of Directors.

Other Matters

Each year the Chairman of the Committee shall discuss the Committee’s performance with each Committee member, following which discussions the Chairman shall lead the Committee in a review of its performance. The annual evaluation shall include a review of the Committee’s charter.

The Committee shall cause to be provided to Nasdaq appropriate written confirmation of any of the foregoing matters as Nasdaq may from time to time require.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF NTELOS HOLDINGS CORP.

The undersigned stockholder(s) of NTELOS Holdings Corp., a Delaware corporation (“NTELOS”), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement for NTELOS’ 2007 Annual Meeting of Stockholders, and hereby appoints James S. Quarforth and Michael B. Moneymaker, or either of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of NTELOS to be held at 9:00 a.m. (local time) on Friday, May 4, 2007, at The Chrysler Building, 405 Lexington Avenue, 9th Floor, New York, New York or at any adjournment(s) or postponement(s) thereof, and to vote all shares of the Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side of this proxy card.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST “FOR” FOR THE PROPOSALS BELOW AND OTHERWISE IN THE DISCRETION OF THE PROXIES AT THE ANNUAL MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

Please date, sign and mail your proxy card back as soon as possible!

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NTELOS Holdings Corp., Proxy Services, C/O Computershare Investor Services, PO Box 43101, Providence, RI 02940-5067.

- Detach and return this portion only –

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR MATTERS (1) AND (2) LISTED BELOW, TO COME BEFORE THE ANNUAL MEETING.

1.	ELECTION OF DIRECTORS

Timothy G. Biltz, Christopher Bloise, Andrew Gesell, Daniel J. Heneghan, Eric B. Hertz, Michael Huber, James S. Quarforth and Steven Rattner

☐	FOR ALL NOMINEES

☐	WITHHOLD AS TO ALL NOMINEES

☐	FOR ALL NOMINEE(S) (Except as written below):

2.	Ratification of the appointment of KPMG LLP by the Audit Committee of the Board of Directors to serve as NTELOS’ independent registered public accounting firm for the fiscal year ending December 31, 2007.

☐  FOR            ☐  AGAINST            ☐  ABSTAIN

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment(s) or postponement(s) thereof and as to which the undersigned hereby confers discretionary authority.

The proxies are authorized to vote, in their discretion, upon such other matter or matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

PLEASE INDICATE IF YOU PLAN TO ATTEND THIS MEETING  ☐

Stockholders who plan to attend the Annual Meeting may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders whose stock is held in street name with a financial institution, must bring a copy of a statement from such financial institution indicating your ownership of NTELOS common stock.

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY PROMPTLY.

Signature                             Signature if held jointly                             Dated                             , 2007

NOTE: Please sign exactly as your name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee or guardian or as an officer, signing for a corporation or other entity, please give full title under signature.